SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to

Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

BioDelivery Sciences International, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 9, 2014

To the Stockholders of BioDelivery Sciences International, Inc.:

BioDelivery Sciences International, Inc. (the “Company”) is pleased to send you the enclosed notice of the 2014 Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at 11:00 a.m. on Thursday, July 17, 2014 at the Renaissance Raleigh Hotel at North Hills, 4100 Main at North Hills Street, Raleigh, NC 27609.

The items of business for the Meeting are listed in the following Notice of Annual Meeting and are more fully addressed in the attached Proxy Statement. The Proxy Statement is first being mailed to stockholders of the Company on or about June 18, 2014.

Your vote is important—please date, sign and return your proxy card in the enclosed envelope or vote online as soon as possible to ensure that your shares will be represented and voted at the Meeting even if you cannot attend. If you attend the Meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

If you have any questions regarding this material, please do not hesitate to call me at (919) 582-9050.

Sincerely yours,

Mark. A. Sirgo, Pharm.D.

President and Chief Executive Officer

BioDelivery Sciences International, Inc.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE OR VOTE ONLINE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

801 Corporate Center Drive, Suite #210

Raleigh, North Carolina 27607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on Thursday, July 17, 2014

The 2014 Annual Meeting of Stockholders (the “Meeting”) of BioDelivery Sciences International, Inc. (the “Company”) will be held at 11:00 a.m. on Thursday, July 17, 2014, at the Renaissance Raleigh Hotel at North Hills, 4100 Main at North Hills Street, Raleigh, NC 27609, for the following purposes:

1.	To elect William B. Stone as a Class III director to serve for a three-year term that expires at the 2017 Annual Meeting of Stockholders, or until his successor is elected and qualified or until his earlier resignation or removal;

2.	To ratify the appointment by the Audit Committee of the Company’s Board of Directors of Cherry Bekaert LLP as the Company’s independent auditor for the fiscal year ending December 31, 2014;

3.	To approve an amendment to the Company’s 2011 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance under the plan by 2,000,000 shares from 6,800,000 to 8,800,000; and

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Stockholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, please complete and sign the enclosed proxy card and return it promptly. Even if you have previously submitted a proxy card, you may choose to vote in person at the Meeting. Whether or not you expect to attend the Meeting, please read the attached Proxy Statement and then promptly complete, date, sign and return the enclosed proxy card in order to ensure your representation at the Meeting. If you hold your shares through a brokerage firm, you may cast your vote by visiting www.proxyvote.com. If you are a registered stockholder, you may cast your vote by visiting www.voteproxy.com. You may also have access to the materials for the Meeting by visiting the website http://www.bdsiproxy.com.

The Board of Directors unanimously recommends a vote “FOR” the approval of each of the proposals to be submitted at the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Ernest R. De Paolantonio, CPA

Secretary and Chief Financial Officer

Raleigh, North Carolina

June 18, 2014

		Page Number
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS		1

INTRODUCTION		5

2014 Annual Meeting of Stockholders		5
Record Date; Mailing Date		5
Proposals to be Submitted at the Meeting		5
Principal Offices		5
Information Concerning Solicitation and Voting		5
Expenses		6
Revocability of proxies		6

PROPOSAL 1	ELECTION OF CLASS III DIRECTOR	7

Introduction		7
Directors and Executive Officers		7
Director Independence		10
Meetings of the Board of Directors		10
Board Committees		11
Audit Committee		11
Nominating and Corporate Governance Committee		11
Compensation Committee		12
Strategic Development Committee		12
Board Leadership Structure and Role in Risk Oversight
Section 16(a) Beneficial Ownership Reporting Compliance		14
Code of Ethics		14
Audit Committee Report		15
Compensation Committee Report		16
Compensation Discussion and Analysis		16
Compensation Risk Assessment		25
Summary Compensation Table		26
Outstanding Equity Awards		29
Option Exercises and Stock Vested		31
Pension Benefits		31
Nonqualified Deferred Compensation		31
Grants of Plan-Based Awards		32
Potential Payments Under Severance/Change in Control Arrangements		32
Compensation of Directors Summary Table		34

PROPOSAL 2	RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014	37

PROPOSAL 3	APPROVE AN AMENDMENT TO THE COMPANY’S 2011 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN BY 2,000,000 SHARES FROM 6,800,000 TO 8,800,000	38

BIODELIVERY SCIENCES INTERNATIONAL, INC.

801 Corporate Center Drive, Suite #210

Raleigh, North Carolina 27607

919-582-9050

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

to be held on Thursday, July 17, 2014, 11:00 a.m.

Renaissance Raleigh Hotel at North Hills

4100 Main at North Hills Street, Raleigh, NC  27609

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS

Why am I receiving this Proxy Statement?

This Proxy Statement describes the proposals on which our Board of Directors (the “Board”) would like you, as a stockholder, to vote at our 2014 Annual Meeting of the Stockholders, which will take place on Thursday, July 17, 2014 at 11:00 a.m. local time at the Renaissance Raleigh Hotel at North Hills, 4100 Main at North Hills Street, Raleigh, NC 27609.

This Proxy Statement also gives you information on these proposals so that you can make an informed decision. We intend to mail this Proxy Statement and accompanying proxy card on or about June 18, 2014, to all stockholders of record entitled to vote at the Meeting.

In this proxy statement, we refer to BioDelivery Sciences International, Inc. as the “Company,” “we,” “us” or “our” or similar terminology.

Who can vote at the annual meeting of stockholders?

Stockholders who owned shares of our common stock, par value $.001 per share (“Common Stock”), on June 9, 2014 (the “Record Date”) may attend and vote at the Meeting. Each share is entitled to one vote. There were 48,450,277 shares of Common Stock outstanding on the Record Date. All shares of Common Stock shall have one vote per share and vote together as a single class. Information about the stockholdings of our directors and executive officers is contained in the section of this Proxy Statement entitled “Beneficial Ownership of Principal Stockholders, Officers and Directors” on page 41 of this Proxy Statement.

What is the proxy card?

The proxy card enables you to appoint Mark A. Sirgo, our President and Chief Executive Officer, and/or Ernest R. De Paolantonio, our Secretary and Chief Financial Officer, as your representative at the Meeting. By completing and returning the proxy card or voting online as described herein, you are authorizing these persons to vote your shares at the Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, we think that it is a good idea to complete and return your proxy card before the Meeting date just in case your plans change. If a proposal comes up for vote at the Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

What am I voting on?

You are being asked to vote on:

1. The election of our Class III director, William B. Stone, to a term of three (3) years;

2. The ratification of Cherry Bekaert LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

3. To approve an amendment to our 2011 Equity Incentive Plan (the “2011 Plan”) to increase the number of shares of Common Stock authorized for issuance under the 2011 Plan by 2,000,000 shares from 6,800,000 to 8,800,000.

We will also transact any other business that properly comes before the Meeting.

How does the Board recommend that I vote?

Our Board unanimously recommends that the stockholders vote “FOR” all proposals being put before our stockholders at the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a “stockholder of record” who may vote at the Meeting, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to direct the voting of your shares by returning the enclosed proxy card to us or to vote in person at the Meeting. Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy card to ensure that your vote is counted.

Beneficial Owner

If, on the Record Date, your shares were held in an account at a brokerage firm or at a bank or other nominee holder, you are considered the beneficial owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record for purposes of voting at the Meeting. As the beneficial owner, you have the right to direct your broker on how to vote your shares and to attend the Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Meeting unless you receive a valid proxy from your brokerage firm, bank or other nominee holder. To obtain a valid proxy, you must make a special request of your brokerage firm, bank or other nominee holder. If you do not make this request, you can still vote by using the voting instruction card enclosed with this proxy statement; however, you will not be able to vote in person at the Meeting.

How do I vote?

(1) You may vote by mail. You may vote by mail by completing, signing and dating your proxy card and returning it in the enclosed, postage-paid and addressed envelope. If we receive your proxy card prior to the Meeting and if you mark your voting instructions on the proxy card, your shares will be voted:

•	as you instruct, and

•	according to the best judgment of the proxies if a proposal comes up for a vote at the Meeting that is not on the proxy card.

If you return a signed card, but do not provide voting instructions, your shares will be voted:

•	for Mr. Stone as the Class III director of our Board;

•	to ratify the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

•	to approve an amendment to our 2011 Plan to increase the number of shares of Common Stock authorized for issuance under the 2011 Plan by 2,000,000 shares from 6,800,000 to 8,800,000; and

•	according to the best judgment of either Dr. Sirgo or Mr. De Paolantonio, if a proposal comes up for a vote at the Meeting that is not on the proxy card.

(2) You may vote in person at the Meeting. We will pass out written ballots to anyone who wants to vote at the Meeting. However, if you hold your shares in street name, you must bring to the Meeting a valid proxy from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares. Holding shares in street name means you hold them through a brokerage firm, bank or other nominee, and therefore the shares are not held in your individual name. We encourage you to examine your proxy card closely to make sure you are voting all of your shares in the Company.

(3) You may vote online. You may also have access to the materials for the Meeting by visiting the website http://www.bdsiproxy.com. You may also cast your vote by visiting www.proxyvote.com if you hold your shares in “street name” or www.voteproxy.com if you are a registered stockholder.

What does it mean if I receive more than one proxy card?

You may have multiple accounts at the transfer agent and/or with brokerage firms. Please sign and return all proxy cards to ensure that all of your shares are voted.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Meeting. You may do this by:

•	sending a written notice to the Secretary of the Company stating that you would like to revoke your proxy of a particular date;

•	signing another proxy card with a later date and returning it before the polls close at the Meeting; or

•	attending the Meeting and voting in person.

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee. If your shares are held in street name, and you wish to attend and vote at the Meeting, you must bring to the Meeting a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held in street name or in your name and you do not sign and return your proxy card, your shares will not be voted unless you vote in person at the Meeting.

How are votes counted?

You may vote “for,” “against,” or “abstain” on each of the proposals being placed before our stockholders. Abstentions and broker non-votes (i.e., shares held by brokers on behalf of their customers, which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for the purpose of determining whether a quorum is present at the Meeting.

How many votes are required to elect Mr. Stone as a Class III director?

The affirmative vote of a majority of the votes cast at the Meeting by the holders of shares of Common Stock entitled to vote is required to elect Mr. Stone as a Class III director. Abstentions and broker non-votes will have no direct effect on the outcome of this proposal.

How many votes are required to ratify the Company’s independent public accountants?

The affirmative vote of a majority of the votes cast at the Meeting by the holders of shares of Common Stock entitled to vote is required to ratify Cherry Bekaert LLP as our independent registered public accounting firm for the year ending December 31, 2014. Abstentions and broker non-votes will have no direct effect on the outcome of this proposal.

How many votes are required for the proposed amendment to our 2011 Plan?

The proposal to approve an amendment to our 2011 Plan to increase the number of shares of Common Stock authorized for issuance under the 2011 Plan by 2,000,000 shares from 6,800,000 to 8,800,000 requires the affirmative vote of a majority of the votes cast at the Meeting by the holders of shares of Common Stock entitled to vote. Abstentions and broker non-votes will have no direct effect on the outcome of this proposal.

How many votes are required to approve other matters that may come before the stockholders at the Meeting?

An affirmative vote of a majority of the votes cast at the Meeting is required for approval of all other items being submitted to the stockholders for their consideration.

What happens if I don’t indicate how to vote my proxy?

If you just sign your proxy card without providing further instructions, your shares will be counted as a “for” vote for all of the proposals being placed before our stockholders at the Meeting.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find the voting results of the Meeting?

We will announce voting results at the Meeting and file a Current Report on Form 8-K announcing the voting results of the Meeting.

Who can help answer my questions?

You can contact our Secretary and Chief Financial Officer, Mr. Ernest R. De Paolantonio, at (919) 582-9050 or by sending a letter to Mr. De Paolantonio at offices of the Company at 801 Corporate Center Drive, Suite 210, Raleigh, North Carolina 27607, with any questions about proposals described in this Proxy Statement or how to execute your vote.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

801 Corporate Center Drive, Suite #210

Raleigh, North Carolina 27607

919-582-9050

PROXY STATEMENT

INTRODUCTION

2014 Annual Meeting of Stockholders

This Proxy Statement is being furnished to the holders of our Common Stock in connection with the solicitation of proxies for use at the 2014 Annual Meeting of Stockholders of the Company (the “Meeting”). The Meeting is to be held at 11:00 a.m. on Thursday, July 17, 2014 at the Renaissance Raleigh Hotel at North Hills, 4100 Main at North Hills Street, Raleigh, NC 27609 and at any adjournment or adjournments thereof.

Record Date; Mailing Date

The Board has fixed the close of business on June 9, 2014 (the “Record Date”) as the Record Date for the determination of stockholders entitled to notice of, and to vote and act at, the Meeting. Only stockholders of record at the close of business on that date are entitled to notice of, and to vote and act at, the Meeting. The Proxy Statement is first being mailed to stockholders of the Company on or about June 18, 2014.

Proposals to be Submitted at the Meeting

At the Meeting, stockholders will be acting upon the following proposals:

1.	To elect William B. Stone as a Class III director to serve for a three-year term that expires at the 2017 Annual Meeting of Stockholders, or until his successor is elected and qualified or until his earlier resignation or removal;

2.	To ratify the appointment by the Audit Committee of the Board of Cherry Bekaert LLP as the Company’s independent auditor for the fiscal year ending December 31, 2014;

3.	To approve an amendment to the Company’s 2011 Equity Incentive Plan (the “2011 Plan”) to increase the number of shares of Common Stock authorized for issuance under the 2011 Plan by 2,000,000 shares from 6,800,000 to 8,800,000; and

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Principal Offices

The principal executive offices of the Company are located at 801 Corporate Center Drive, Suite #210, Raleigh, North Carolina 27607. The Company’s telephone number at such address is (919) 582-9050.

Information Concerning Solicitation and Voting

As of the Record Date, there were 48,450,277 outstanding shares of Common Stock, each share entitled to one vote on each matter to be voted on at the Meeting. Only holders of shares of Common Stock on the Record Date will be entitled to vote at the Meeting. The holders of Common Stock are entitled to one vote on all matters presented at the Meeting for each share held of record. The presence in person or by proxy of holders of record of a majority of the shares outstanding and entitled to vote as of the Record Date shall be required for a quorum to transact business at the Meeting. If a quorum should not be present, the Meeting may be adjourned until a quorum is obtained. To be elected, the nominee named in Proposal 1 must receive the vote of a majority of the votes of the shares of Common Stock cast in person or represented by proxy at the Meeting. For the purposes of election of such director, although abstentions will count toward the presence of a quorum, they will not be counted as votes cast and will have no effect on the result of the vote. “Broker non-votes,” which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, will not be counted for the purpose of determining the number of shares present in person or by proxy on a voting matter and will have no effect on the outcome of the vote. Brokers who hold shares in street name may vote on behalf of beneficial owners with respect to Proposal 2. Broker non-votes may not be voted on executive compensation matters, including frequency of advisory votes on executive compensation, or in uncontested election of directors.

Expenses

The expense of preparing, printing and mailing this Proxy Statement, exhibits and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone, email or facsimile transmission. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock held of record and will provide reimbursements for the cost of forwarding the material in accordance with customary charges.

Revocability of proxies

Proxies given by stockholders of record for use at the Meeting may be revoked at any time prior to the exercise of the powers conferred. In addition to revocation in any other manner permitted by law, stockholders of record giving a proxy may revoke the proxy by an instrument in writing, executed by the stockholder or his attorney authorized in writing or, if the stockholder is a corporation, under its corporate seal, by an officer or attorney thereof duly authorized, and deposited either at the corporate headquarters of the Company at any time up to and including the last business day preceding the day of the Meeting, or any adjournments thereof, at which the proxy is to be used, or with the chairman of such Meeting on the day of the Meeting or adjournments thereof, and upon either of such deposits the proxy is revoked.

ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF EACH OF THE PROPOSALS TO BE SUBMITTED AT THE MEETING.

PROPOSAL 1

ELECTION OF CLASS III DIRECTOR

Introduction

The Board currently consists of three classes of directors, as follows:

Director(s)	Class	Term Expires
Frank E. O’Donnell, Jr.	Class I	2015
Samuel P. Sears, Jr.	Class I	2015
John J. Shea	Class II	2016
Mark A. Sirgo	Class II	2016
Thomas W. D’Alonzo	Class II	2016
William B. Stone	Class III	Nominee in 2014 for term ending 2017
William S. Poole	Class III	2014(1)

(1)	Mr. William S. Poole is not standing for re-election due to his pending retirement from the Board in good standing. Such retirement will be effective as of the conclusion of the Meeting.

At the Meeting, stockholders will be asked to elect William B. Stone as a Class III director, to hold office until the 2017 Annual Meeting of Stockholders or until his successor is elected and qualified or until his earlier resignation or removal. The Board has nominated Mr. Stone, who currently serves as a director, to stand for re-election at the Meeting. On June 6, 2014, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board agreed to leave the vacancy open in the Class III Director resulting from the pending retirement of William S. Poole in order to have sufficient time to find and appoint a suitable candidate to fill the Class III director vacancy. The enclosed proxy, if returned, and unless indicated to the contrary, will be voted for the election of Mr. Stone. Proxies cannot be voted for a greater number of persons than the number of nominees named.

We have been advised by Mr. Stone that he is willing to be named as a nominee and is willing to continue to serve as a director if elected. If some unexpected occurrence should make necessary, in the discretion of the Board, the substitution of some other person for the nominees, it is the intention of the persons named in the proxy to vote for the election of such other person as may be designated by the Board.

Directors and Executive Officers

Listed below are the names of the directors and executive officers of the Company, their ages as of the Record Date, their positions held and they year they commenced service with the Company:

Name	Age	Position(s) Held	Year of Service Commencement
Frank E. O’Donnell, Jr., M.D.	64	Executive Chairman	2002
Mark A. Sirgo, Pharm.D.	60	President, Chief Executive Officer and Director	2004
Andrew L. Finn, Pharm.D.	65	Executive Vice President of Product Development	2004
William B. Stone	71	Lead Director	2001
John J. Shea	87	Director	2002
William S. Poole(1)	67	Director	2005
Samuel P. Sears, Jr.	70	Director	2011
Thomas W. D’Alonzo	70	Director	2013
Ernest R. De Paolantonio	61	Chief Financial Officer and Secretary	2013

(1)	Retiring from the Board in good standing effective as of the conclusion of the Meeting.

There are no arrangements between our directors and any other person pursuant to which our directors were nominated or elected for their positions. There are no family relationships between any of our directors or executive officers.

Frank E. O’Donnell, Jr., M.D., has been our Chairman of the Board and a Director since March 29, 2002. He currently serves as Executive Chairman. Dr. O’Donnell has previously served as our President and Chief Executive Officer. In January 2005, he relinquished the title of President and in August 2005 he relinquished the title of Chief Executive Officer. For more than the last six years, Dr. O’Donnell has served as Manager of The Hopkins Capital Group, an affiliation of limited liability companies which engage in private equity and venture capital investing in disruptive technologies in healthcare. Dr. O’Donnell is a graduate of The Johns Hopkins School of Medicine and received his residency training at the Wilmer Ophthalmological Institute, Johns Hopkins Hospital. Dr. O’Donnell is a former professor and Chairman of the Department of Ophthalmology, St. Louis University School of Medicine. He is a trustee of St. Louis University.

Mark A. Sirgo, Pharm.D., has been our President since January 2005 and Chief Executive Officer and Director since August 2005. He joined our company in August 2004 as Senior Vice President of Commercialization and Corporate Development upon our acquisition of Arius Pharmaceuticals, of which he was a co-founder and Chief Executive Officer. He has also served as our Executive Vice President, Corporate and Commercial Development and our Chief Operating Officer. Dr. Sirgo has over 30 years of experience in the pharmaceutical industry, including 16 years in clinical drug development, 7 years in marketing, sales, and business development and 12 years in executive management positions. Prior to his involvement with Arius Pharmaceuticals from 2003 to 2004, he spent 16 years in a variety of positions of increasing responsibility in both clinical development and marketing at Glaxo, Glaxo Wellcome, and GlaxoSmithKline, including Vice President of International OTC Development and Vice President of New Product Marketing. Dr. Sirgo was responsible for managing the development and FDA approval of Zantac 75 while at Glaxo Wellcome, among other accomplishments. From 1996 to 1999, Dr. Sirgo was Senior Vice President of Global Sales and Marketing at Pharmaceutical Product Development, Inc., a leading contract service provider to the pharmaceutical industry. Dr. Sirgo serves on the Board of Directors and as Chairman of the Compensation Committee of Salix Pharmaceuticals, Inc. (NASDAQ:SLXP), a specialty pharmaceutical company specializing in gastrointestinal products since 2008. Dr. Sirgo is qualified to serve on our board of directors because of his extensive experience in specialty biopharmaceutical companies. Dr. Sirgo received his BS in Pharmacy from The Ohio State University and his Doctorate from Philadelphia College of Pharmacy and Science.

Andrew L. Finn, Pharm.D., has been our Executive Vice President of Product Development since January 2007. He joined the company in August 2004 upon our acquisition of Arius Pharmaceuticals, of which he was a co-founder. Dr. Finn has previously served as our Senior Vice President of Product Development and Executive Vice President of Clinical Development and Regulatory Affairs. Dr. Finn has over 30 years’ experience in pharmaceutical product development. Prior to his involvement with Arius, he was, from 2000 to 2003, Executive Vice President of Product Development at POZEN Inc. with responsibilities for formulation development, non-clinical development, clinical research and regulatory affairs. He participated in the POZEN activities leading up to the initial public offering and submitted marketing applications in Europe and the U.S. for two migraine products. From 1996 to 1999, Dr. Finn was Co-Founder and Chief Executive Officer of enVision Sciences; a regulatory and clinical service company. From 1991 to 1996, he was Vice President of Clinical Research and Biometrics for Solvay Pharmaceuticals, where he oversaw NDA submissions in the areas of inflammatory bowel disease, osteoporosis prevention and treatment of obsessive-compulsive disorder. Prior to this, he spent 10 years in positions of increasing responsibility at Glaxo Inc., where he oversaw a number of NDA submissions, including Zofran for chemotherapy induced nausea and vomiting. Dr. Finn is qualified to serve on our management team because of his extensive experience in specialty biopharmaceutical companies. Dr. Finn received his BS in Pharmacy from the University of North Carolina and his Doctorate from the University of Michigan.

William B. Stone, has been a member of our board of directors since October 2001 and is our Lead Director and Chairman of the Audit Committee of our board of directors. For thirty years, until his retirement in October

2000, Mr. Stone was employed with Mallinckrodt Inc. For the last twenty years of his career, he held positions of Vice President and Corporate Controller and Vice President and Chief Information Officer for 16 years and 4 years, respectively. During his tenure at Mallinckrodt, Mr. Stone was responsible for global accounting and reporting, financial organization, staffing and development, and systems of internal accounting control. In this capacity, he was responsible for Mallinckrodt’s SEC and other financial filings, internal management performance reports, strategic and tactical financial planning and for evaluation of capital sources and investments. Mr. Stone presented financial analyses and special projects to Mallinckrodt’s board of directors and audit committee, and reported to the audit committee regarding the conduct and effectiveness of the independent accountant’s quarterly reviews and annual audit. In the capacity of Chief Information Officer, Mr. Stone was responsible for Mallinckrodt’s worldwide computer information systems and organization, staffing and development. He assessed effectiveness and control for computer-assisted information systems and led a successful program for justification, selection and deployment of global standardized computer hardware and software. Further, Mr. Stone reported to the audit committee as leader of Mallinckrodt’s successful global program to address Year 2000 implications associated with computer-assisted information, laboratory control and process control computer hardware and software. He also chaired Mallinckrodt’s corporate employee benefits committee for over 8 years and has been a member of Financial Executives International since 1980. Mr. Stone is qualified to serve on our board of directors because of his extensive experience in accounting and with pharmaceutical companies. Mr. Stone is a graduate of the University of Missouri-Columbia where he earned BS and MA degrees in accounting, and is a Certified Public Accountant.

John J. Shea, has been a member of our board of directors since March 2002 and serves as Chairman of the Nominating and Corporate Governance Committee of our board of directors. He is currently the head of his own firm J. Shea Inc., which he founded in 2007. He has also been a Quality Systems Adviser with Quintiles, a private consulting firm. Mr. Shea has also served in the capacity of Director of Quality Assurance and was responsible for the implementation of quality assurance procedures in a number of public companies. From 1987 to 1989, he served as Director of Quality Assurance at NeoRx Corporation. Mr. Shea was also the Director of Corporate Quality Assurance at Hexcel Corporation from 1980 to 1987. Mr. Shea has also served as the quality assurance person for other companies including, Teledyne Relays, Ortho Diagnostics, Inc. and Bio Reagents & Diagnostics, Inc. He is a member of the (North Carolina) Dare County Airport Authority and Audit Committee. Mr. Shea is qualified to serve on our board of directors because of his extensive business experience in the pharmaceutical industry. Mr. Shea earned a B.S. in Chemistry at Bethany College.

Samuel P. Sears, Jr., was appointed as a member of our board of directors in October, 2011 and since 2013 serves as Chairman of the Compensation Committee. Mr. Sears has extensive experience in the biopharmaceutical, nutraceutical and biotechnology industries. Since 2006, Mr. Sears has been a partner at the law firm of Cetrulo LLP, where he currently serves as managing partner, and from 2000 to 2006, he provided private consulting and legal advisory services to start-up and early stage development companies. Since 2013, Mr. Sears has served as Director of HedgePath Pharmaceuticals, Inc. (OTCBB: HPPI), a clinical stage biopharmaceutical company which is developing therapeutics for cancer patients. From 2000 to 2013, Mr. Sears served as Director, Chairman of the Audit Committee, Chairman of the Executive Committee, and Member of the Compensation Committee of Commonwealth Biotechnologies, Inc., a research and development support services company. From 1998 to 2000, Mr. Sears served as Vice Chairman and treasurer of American Prescription Providers, Inc., a specialty pharmacy network offering prescriptions and nutraceuticals to patients with chronic diseases. From 1994 through May 1998, Mr. Sears was Chief Executive Officer and Chairman of Star Scientific, Inc. (NASDAQ: CIGX). From 1968 to 1993, Mr. Sears was in private law practice. Mr. Sears is qualified to serve on our board of directors because of his extensive legal and business experience, including in the pharmaceutical industry. Mr. Sears is a graduate of Harvard College and Boston College Law School.

Thomas W. D’Alonzo, has served as a member of our board since April 23, 2013. Prior to joining our company, Mr. D’Alonzo served as a member of the board of directors of Salix Pharmaceuticals, Ltd. since May 2000 and has been the Chairman of the Board since June 2010. From March 2007 to February 2009, Mr. D’Alonzo served as the Chief Executive Officer and a director of MiMedx Group, Inc. From May 2006 to

April 2007, Mr. D’Alonzo was Chief Executive Officer of DARA BioSciences, Inc., now known as DARA Pharmaceuticals, Inc., and he served on its board of directors from September 2005 to December 2008. From 2006 to 2008, he also served on our board of directors. From 2000 to 2007, Mr. D’Alonzo acted as an independent consultant. Prior to that, from 1996 to 1999, Mr. D’Alonzo served as President and Chief Operating Officer of Pharmaceutical Product Development (PPD), a global provider of discovery and development services to pharmaceutical and biotechnology companies. Before joining PPD, from 1993 to 1996, he served as President and Chief Executive Officer of GenVec, Inc., a clinical-stage, biopharmaceutical company. From 1983 to 1993, Mr. D’Alonzo held positions of increasing responsibility within Glaxo, Inc., the U.S. division of GSK, including President. Mr. D’Alonzo received his B.S. in Business Administration from the University of Delaware, and his J.D. from the University of Denver College of Law.

Ernest R. De Paolantonio, CPA, MBA has been our Chief Financial Officer since October of 2013 and has over 35 years of varied financial and business experience in the pharmaceutical industry. Prior to joining the company, he served as the Chief Financial Officer of CorePharma LLC (“Core”), a private specialty generic company, from 2008 to 2013, and was directly involved in the financial and commercial strategy to establish Core’s proprietary labeled portfolio of products. In addition, from 2002 to 2008, he served in finance and controllers positions in roles of increasing responsibility at Colombia Laboratories, where he was also responsible for business development and logistics, including supply chain management for the company’s first commercial product launch. Mr. De Paolantonio has served in various financial positions in senior management at Taro Pharmaceuticals where he was the Corporate Controller, Watson Pharmaceuticals where he was Executive Director of Finance, Group Controller and responsible for managing the Corporation’s supply chain of Active Pharmaceutical Ingredients, and GlaxoSmithKline where he began his career in finance and spent over 17 years in areas of increasing responsibility including; Manufacturing, Corporate Finance, R&D and U.S. Pharmaceuticals where he was Group Controller. Mr. De Paolantonio received his Bachelor of Arts Degree from Lycoming College, his MBA in Finance at Saint Joseph’s University and is a licensed CPA.

Certain Legal Proceedings

Except as set forth below, none of the Company’s directors or executive officers have been involved, in the past ten years and in a manner material to an evaluation of such director’s or officer’s ability or integrity to serve as a director or executive officer, in any of those “Certain Legal Proceedings” more fully detailed in Item 401(f) of Regulation S-K, which include but are not limited to, bankruptcies, criminal convictions and an adjudication finding that an individual violated federal or state securities laws.

Samuel P. Sears, Jr., a director of the Company, was a director of Commonwealth Biotechnologies, Inc. (“CBI”), which in 2013 was renamed HedgePath Pharmaceuticals, Inc. (OTCQB:HPPI). In January 2011, CBI filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code. CBI emerged from bankruptcy in 2013.

Director Independence

We believe that William B. Stone, John J. Shea, William S. Poole, Thomas W. D’Alonzo and Samuel P. Sears, Jr. qualify as independent directors under the Nasdaq Stock Market listing standards. This means that our Board is composed of a majority of independent directors as required by the rules of the Nasdaq Stock Market. Upon Mr. Poole’s retirement from the Board, the Board will remain comprised of a majority of independent directors.

Meetings of the Board and Stockholders

Our Board met in person and telephonically 13 times during 2013 and also acted by unanimous written consent. Each member of our Board was present at eighty-five (85%) percent or more of the Board meetings held. It is our policy that all directors must attend all stockholder meetings, barring extenuating circumstances. All directors were present at the 2013 Annual Meeting of Stockholders.

Board Committees

Our Board has established three standing committees- Audit, Compensation, and Nominating and Corporate Governance. Historically, all independent directors have been members of each board committee. In October 2013, our committees reorganized, and subsequently there were changes to the committee composition. All standing committees (as well as our Lead Director) operate under a charter that has been approved by the board.

Audit Committee

Our Board has an Audit Committee, composed of William B. Stone, William S. Poole and Samuel P. Sears, Jr., all of whom are independent directors as defined in accordance with section 3(a)(58)(A) of the Exchange Act and the rules of NASDAQ. Mr. Stone serves as chairman of the committee. The Board has determined that Mr. Stone is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee met five times during 2013. Each member of the Audit Committee was present at one hundred (100%) percent of the Audit Committee meetings held during such director’s tenure as a member of the Audit Committee.

Our Audit Committee oversees our corporate accounting, financial reporting practices and the audits of financial statements. For this purpose, the Audit Committee has a charter (which is reviewed annually) and performs several functions. The Audit Committee:

•	evaluates the independence and performance of, and assesses the qualifications of, our independent auditor and engages such independent auditor;

•

approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services and approves in advance any non-audit service and related fee to be provided by the independent auditor;

•	monitors the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

•

reviews the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and reviews with management and the independent auditor the results of the annual audit and reviews of our quarterly financial statements;

•	oversees all aspects of our systems of internal accounting and financial reporting control and corporate governance functions on behalf of the board; and

•

provides oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the board, including compliance with requirements of Sarbanes-Oxley and makes recommendations to the Board regarding corporate governance issues and policy decisions.

The Board will seek to appoint an independent director to fill the vacancy on the Audit Committee left by the retirement of Mr. Poole.

Nominating and Corporate Governance Committee

Our Board has a Nominating and Corporate Governance Committee composed of John J. Shea, William B. Stone and Thomas W. D’Alonzo. Mr. Shea serves as the chairman of the committee. The Nominating and Corporate Governance Committee is charged with the responsibility of reviewing our corporate governance policies and with proposing potential director nominees to the Board for consideration. The Nominating and Corporate Governance Committee met four times in 2013 and has a charter which is reviewed annually. All members of the Nominating and Corporate Governance Committee are independent directors as defined by the rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee will consider director nominees recommended by security holders. To recommend a nominee please write to the Nominating and Corporate Governance Committee c/o Ernest R. De Paolantonio, BioDelivery Sciences International, Inc, 801 Corporate Center Drive, Suite #210, Raleigh, NC 27607. The Nominating and Corporate Governance Committee has established nomination criteria by which board candidates are to be evaluated. The Nominating and Corporate Governance Committee will assess all director nominees using the same criteria. During 2013, we did not pay any fees to any third parties to assist in the identification of nominees. During 2013, we did not receive any director nominee suggestions from stockholders.

In 2010, the Nominating and Corporate Governance Committee adopted a set of criteria by which it will seek to evaluate candidates to serve on our Board. The evaluation methodology includes a scored system based on criteria including items such as experience in the biotechnology sector, experience with public companies, executive managerial experience, operations and commercial experience, fundraising experience and contacts in the investment banking industry, personal and skill set compatibility with current board members, industry reputation, knowledge of our company generally, independence and ethnic and gender diversity. While diversity is considered as a board qualification criteria, it would not be weighted any more or less in an evaluation process than any other criteria. The established criteria do not distinguish board candidates based on whether the candidate is recommended by a stockholder of our company.

Compensation Committee

Our Board also has a Compensation Committee, which reviews or recommends the compensation arrangements for our management and employees and also assists the Board in reviewing and approving matters such as company benefit and insurance plans, including monitoring the performance thereof. The Compensation Committee has a charter (which is reviewed annually) and is composed of three members: Samuel P. Sears, Jr., William B. Stone and William S. Poole. Mr. Sears serves as chairman of this committee. The Compensation Committee met six times during 2013.

The Compensation Committee has the authority to directly engage, at our expense, any compensation consultants or other advisers as it deems necessary to carry out its responsibilities in determining the amount and form of employee, executive and director compensation. In 2013, the Compensation Committee engaged Radford, an AON Consulting Company, to obtain market data against which it has measured the competitiveness of our compensation programs. In determining the amount and form of employee, executive and director compensation, the Compensation Committee has reviewed and discussed historical salary information as well as salaries for similar positions at comparable companies. We paid consultant fees to Radford of $42,988 in 2013.

The Board will seek to appoint an independent director to fill the vacancy on the Compensation Committee left by the retirement of Mr. Poole.

Strategic Development Committee

Our Board also has a Strategic Development Committee (formerly known as the Risk Management Committee), which committee was reconstituted in October 2013 having been originally formed in August 2011. Pursuant to a charter of the Strategic Development Committee approved by our Board, the purpose and mandate of the Strategic Development Committee is to provide assistance to the board and the Company’s management in fulfilling the board and executive management’s responsibilities to the stockholders, potential stockholders and investment community by efficiently assisting management in identifying, assessing, processing and monitoring the execution of strategic business opportunities (such as acquisitions, dispositions, licenses, joint ventures, commercial partnerships, financings and similar extraordinary transactions) created by or presented to the Company and other strategic matters related to the Company in an effort to create sustainable value for the Company and its stockholders. The Strategic Development Committee is composed of three members: William S. Poole, John J. Shea and Thomas D’ Alonzo. William S. Poole serves as chairman of this committee. The Strategic Development Committee met two times during 2013. Including as a result of Mr. Poole’s retirement, the Board is currently evaluating whether this committee is required and shall continue.

Lead Director

On July 26, 2007, our Board created the position of Lead Director. Our Board designated William B. Stone, an existing director, as our Lead Director. Pursuant to the charter of the Lead Director, the Lead Director shall be an independent, non-employee director designated by our Board who shall serve in a lead capacity to coordinate the activities of the other non-employee directors, interface with and advise management, and perform such other duties as are specified in the charter or as our Board may determine.

Executive Chairman

On January 20, 2012, our Board, upon the recommendation of the Nominating and Corporate Governance Committee of the board, created the office of Executive Chairman of the Company and appointed Dr. Frank O’Donnell, then our Chairman of the Board, as Executive Chairman of our company. In taking such action, our board was intending to formally memorialize the role that Dr. O’Donnell has played with our company over the years.

As Executive Chairman of our company, Dr. O’Donnell acts as an officer and employee and, as such, performs his duties subject in all instances to the oversight of our Board and the power of our Board to approve all applicable corporation actions (which powers shall not be vested in the office of Executive Chairman). The Executive Chairman is not an “executive officer” (as defined in SEC Rule 3b-7) of our company as the role of the Executive Chairman by design is not an officer who performs a policy making function for our company. Rather, the Executive Chairman serves as a conduit between our board and our executive management team and is available to act as an advisor and consultant to our executive management team, with ultimate responsibility for development and implementation of our corporate policies being vested in our executive officers (Dr. Sirgo, Dr. Finn and Mr. De Paolantonio) under the supervision of our Board.

Subject to such other roles, duties and projects as may (consistent with the terms and provisions of our Amended and Restated Bylaws and the resolutions of our board that formed the office of Executive Chairman) be assigned by our board to the Executive Chairman, the primary responsibilities of the Executive Chairman are as follows:

1.	Chair annual and special board meetings and annual stockholder meetings and, subject to availability, attend meetings of the committees of the board;

2.	Provide overall board leadership and establish guiding principles for the board;

3.	Manage the affairs of the board and facilitate board action in such a way that strategic and policy decisions are fully discussed, debated and decided by the board;

4.	In cooperation with the President and Chief Executive Officer, ensure that our strategic orientation is defined and communicated to the board for its approval and that all material issues are dealt with by the board during the year;

5.	Ensure that the board has efficient communication channels regarding all material issues concerning the business and see to it that directors are informed about these issues;

6.	Act as a representative of the board and consult with board members outside the regularly scheduled meetings of the board and of board committees;

7.	Meet and confer as often as required with our President and Chief Executive Officer to ensure that there is efficient communication between the Executive Chairman, the President and Chief Executive Officer and board members;

8.	Offer advice and consultation to the President and Chief Executive Officer on the overall management of the business and affairs of our company as well as specific matters upon the request of the President and Chief Executive Officer;

9.	In consultation and partnership with the President and Chief Executive Officer, the Executive Chairman may act as our representative with business partners of our company; and

10.	At the request of the board or the President and Chief Executive Officer, and in consultation and partnership with the President and Chief Executive Officer, the Executive Chairman may be placed in charge of special corporate strategic initiatives or projects. The compensation of the Executive Chairman shall be determined from time to time by the Compensation Committee of the board in accordance with such committee’s charter and practice. In March 2012, the Compensation Committee of our board (with input from our outside compensation consultant) determined and approved that Dr. O’Donnell would receive compensation at a level equal to 50% of the President/CEO’s salary, cash bonus and options. The salary portion would begin on January 1, 2012 and the cash bonus and option portion would be determined in the first quarter of 2013, when, under normal circumstances, the company 2012 objectives would be evaluated. Because of the change in his compensation, Dr. O’Donnell will no longer receive cash retainers or option awards under the existing board of director remuneration program for his role as a member of our Board.

In 2013, Dr. O’Donnell received the following compensation for his service as Executive Chairman: $230,460 in cash compensation, $138,276 bonus, $6,770 in stock awards and $22,859 in benefits paid in 2013. We do not have a written employment or similar agreement with Dr. O’Donnell in connection with his service as our Executive Chairman.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers and persons who beneficially own more than 10% of our common stock (referred to herein as the “reporting persons”) file with the SEC various reports as to their ownership of and activities relating to our common stock. Such reporting persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, and without conducting any independent investigation of our own, in fiscal year 2013, all Forms 3, 4 and 5 were timely filed with the SEC by such reporting persons, except that one grant issued to our director Thomas W. D’Alonzo on June 3, 2013 was reported late on Form 4 filed on June 19, 2013, one purchase of shares by our President and CEO, Mark A. Sirgo, on June 17, 2013 was reported late on Form 4 filed on June 24, 2013 and one issuance of new hire options to our Chief Financial Officer, Ernest R. De Paolantonio, on October 17, 2013 was reported late on Forms 3 and 4 filed on October 23, 2013.

Code of Ethics

We have adopted a code of ethics that applies to all employees, as well as each member of our Board. Our code of ethics is posted on our website, and we intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our code of ethics by posting such information on our website, www.bdsi.com. A copy of our code of ethics is also available in print, without charge, upon written request to 801 Corporate Center Drive, Suite #210 Raleigh, NC, 27607 Attn: Ernest R. De Paolantonio.

Audit Committee Report*

The Audit Committee of the Board (the “Audit Committee”) during 2013 was composed of three directors: William B. Stone, William S. Poole and Samuel P. Sears, Jr., each of whom was “independent” as defined by the rules of the NASDAQ Stock Market. Mr. Stone serves as chairman of the Audit Committee. The Board has adopted a written Audit Committee Charter, which was filed as Appendix A to the Company’s 2003 Proxy Statement, and was updated in January 2008 and July 2009.

Management is responsible for the Company’s financial statements, financial reporting process and systems of internal accounting and financial reporting control. The Company’s independent auditor is responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to oversee all aspects of the financial reporting process on behalf of the Board. The responsibilities of the Audit Committee also include engaging and evaluating the performance of the accounting firm that serves as the Company’s independent auditor.

The Audit Committee discussed with the Company’s independent auditor, with and without management present, such auditor’s judgments as to the quality, not just acceptability, of the Company’s accounting principles, along with such additional matters required to be discussed under the Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Audit Committee has discussed with the independent auditor, the auditor’s independence from the Company and its management, including the written disclosures and the letter submitted to the Audit Committee by the independent auditor as required by the Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”

In reliance on such discussions with management and the independent auditor, review of the representations of management and review of the report of the independent auditor to the Audit Committee, the Audit Committee recommended (and the Board approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The Audit Committee and the Board have also, respectively, recommended and approved the selection of the Company’s current independent auditor, which approval is subject to ratification by the Company’s stockholders.

Submitted by:

Audit Committee of the Board of Directors

/s/ William B. Stone

/s/ Samuel P. Sears, Jr.

*	The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Compensation Committee Report*

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in the proxy statement.

Submitted by:

The Compensation Committee of the Board of Directors

/s/ Samuel J. Sears Jr, Chairman

/s/ William B. Stone

*	The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Compensation Discussion and Analysis

The Compensation Committee of our Board has the responsibility to review, determine and approve the compensation for our executive officers. Further, the Compensation Committee oversees our overall compensation strategy, including compensation policies, plans and programs that cover all employees.

We currently employ three executive officers, each of whom serves as a “Named Executive Officer” (or “NEO”) for purposes of Securities and Exchange Commission (“SEC”) reporting: (1) Mark A. Sirgo, Pharm.D., our President and Chief Executive Officer (who we refer to in this Compensation Discussion and Analysis as our CEO); (2) Ernest R. DePaolantonio, CPA, MBA, our Secretary and Chief Financial Officer; and (3) Andrew L. Finn, Pharm.D., our Executive Vice President of Product Development.

This CD&A sets forth our philosophies underlying the compensation for our executive officers and our employees generally.

Objectives of Our Compensation Program

The Compensation Committee’s philosophy seeks to align the interests of our stockholders, officers and employees by tying compensation to individual and company performance, both directly in the form of salary or annual cash incentive payments, and indirectly in the form of equity awards. The objectives of our compensation program enhance our ability to:

•	attract and retain qualified and talented individuals; and

•	provide reasonable and appropriate incentives and rewards to our team for building long-term value within our company, in each case in a manner comparable to companies similar to ours.

In addition, we strive to be competitive with other similarly situated companies in our industry. The process of developing pharmaceutical products is a long-term proposition and outcomes may not be measurable for several years. Therefore, in order to build long-term value for our company and its stockholders, and in order to achieve our business objectives, we believe that we must compensate our officers and employees in a competitive and fair manner that reflects current company activities but also reflects contributions to building long-term value.

We utilize the services of the Radford Group, an AON consulting company (“Radford”) to review compensation programs of peer companies in order to assist the Compensation Committee in determining the compensation levels for our NEOs, as well as for other employees of our company. Radford is a recognized independent consulting company and services clients throughout the United States.

The companies that comprise our peer group are selected and reviewed biennially as we do not believe that material differences will occur over a shorter period. However, we may review the peer group more often should circumstances warrant such action. The current peer group used to evaluate NEO compensation for the fiscal year ended December 31, 2013 includes the following companies:

Company	Location
AcelRX Pharmaceuticals, Inc.	Redwood City, CA
Agenus, Inc.	Lexington, MA
Amicus Therapeutics	Cranbury, NJ
Anacor Pharmaceuticals, Inc.	Palo Alto, CA
ArQule, Inc.	Woburn, MA
BioCyrst Pharmaceuticals	Durham, NC
Cempra, Inc.	Chapel Hill, NC
Cytokinetics, Inc.	South San Francisco, CA
Dyax Corp.	Burlington, MA
Galena BioPharma, Inc.	Lake Oswego, OR.
Heron Therapeutics, Inc. (formerly A.P. Pharma, Inc.)	Redwood City, CA
Inovio Pharmaceuticals, Inc.	San Diego, CA
Insmed Inc.	Richmond, VA
OncoGenex Pharmaceuticals, Inc.	Bothell, WA
Oncothyreon, Inc.	Seattle, WA
Pozen Inc.	Chapel Hill, NC
Raptor Pharmaceuticals Corp.	Novato, CA
Sunesis Pharmaceuticals, Inc.	South San Francisco, CA
Targacept, Inc.	Winston-Salem, NC
Threshold Pharmaceuticals, Inc.	Redwood City, CA
Vanda Pharmaceuticals, Inc.	Rockville, MD
Zalicus Inc.	Cambridge, MA
Ziopharm Oncology, Inc.	New York, NY

With respect to our employees and non-senior management, we will also take into consideration local market data in determining appropriate compensation packages, and we have in the past relied on Radford to provide us with such data.

Elements of Our Compensation Program and Why We Chose Each

Main Compensation Components

Our company-wide compensation program, including for our NEOs, is broken down into three main components: base salary, performance cash bonuses and potential long-term compensation in the form of stock options or restricted stock units (RSUs). We believe these three components constitute the minimum essential elements of a competitive compensation package in our industry. We also have a Performance Long Term Incentive Plan for our NEOs and selected senior officers of our company.

Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of our NEOs as well as recognizing the competitive nature of the biopharmaceutical industry. This is determined partially by evaluating our peer companies as well as the degree of responsibility and experience levels of our NEOs and their overall contributions to our company. Base salary is one component of the compensation package for NEOs; the other components being cash bonuses, annual equity grants, a long-term incentive plan and Company benefit programs. Base salary is determined in advance whereas the other components of compensation are awarded in varying degrees following an assessment of the performance of a NEO. This approach to compensation reflects the philosophy of the Board of Directors and its Compensation Committee to emphasize and reward, on an annual basis, performance levels achieved by our NEOs.

Performance Bonus Plan

We have a performance bonus plan under which bonuses are paid to our NEOs based on achievement of extraordinary company performance goals and objectives established by the Compensation Committee and/or the Board as well as on individual performance. The bonus program is discretionary and is intended to: (i) strengthen the connection between individual compensation and our company’s achievements; (ii) encourage teamwork among all disciplines within our company; (iii) reinforce our pay-for-performance philosophy by awarding higher bonuses to higher performing employees; and (iv) help ensure that our cash compensation is competitive. Depending on the cash position of the company, the Compensation Committee and our Board have decided, from time to time and after consulting with the Chief Executive Officer, to not pay cash bonuses in order that we may conserve cash and support ongoing development programs. Regardless of our cash position, we consistently grant annual merit-based stock options (and, more recently, RSUs) to continue incentivizing both our senior management and our employees.

Based on their employment agreements, each NEO is assigned a target payout under the performance bonus plan, expressed as a percentage of base salary for the year. Actual payouts under the performance bonus plan are based on the achievement of corporate performance goals and an assessment of individual performance, each of which is separately weighted as a component of such officer’s target payout. For the NEOs, the corporate goals receive the highest weighting in order to ensure that the bonus system for our management team is closely tied to our corporate performance. Each employee also has specific individual goals and objectives as well that are tied to the overall corporate goals. For employees, mid-year and end of year progress is reviewed with the employees’ managers.

Equity Incentive Compensation

We view long-term compensation, currently in the form of stock options and RSUs, generally vesting in annual increments over three years, as a tool to align the interests of our NEOs and employees generally with the creation of stockholder value, to motivate our employees to achieve and exceed corporate and individual objectives and to encourage them to remain employed by the company. While cash compensation is a significant component of employees’ overall compensation, the Compensation Committee and the Board (as well as our NEOs) believe that the driving force of any employee working in a small biotechnology company should be strong equity participation. We believe that this not only creates the potential for substantial longer term corporate value but also serves to motivate employees and retain their loyalty and commitment with appropriate personal compensation.

Performance Long Term Incentive Plan

In December 2012, by unanimous written consent following significant planning and discussion (as well as discussion with our outside compensation consultant Radford), the Compensation Committee approved the BDSI Performance Long Term Incentive Plan (which we refer to as the LTIP). The LTIP is designed as an incentive for our senior management (including our NEOs) to generate revenue for our company.

The LTIP consists of Restricted Stock Units (as defined under our 2011 Equity Incentive Plan, and which we refer to as Performance RSUs) which are rights to acquire shares of our common stock. All Performance

RSUs granted under the LTIP will be granted under our 2011 Equity Incentive Plan (as the same may be amended, supplemented or superseded from time to time) as “Performance Compensation Awards” under such plan. The participants in the LTIP are either NEOs or senior officers of our company.

The term of the LTIP began with our fiscal year ended December 31, 2012 and lasts through our fiscal year ended December 31, 2019. The total number of Performance RSUs covered by the LTIP is 1,078,000, of which 978,000 were awarded in 2012 (with 100,000 Performance RSUs being reserved for future hires). The Performance RSUs under the LTIP did not vest upon granting, but instead are subject to potential vesting each year over the 8 year term of the LTIP depending on the achievement of revenue by our company, as reported in our Annual Report on Form 10-K. During 2013 and 2014, 8,986 and 4,447 Performance RSUs vested, respectively. Performance RSUs will be valued on the day of issuance and will vest annually on the last day preceding the first open window after filing our Annual Report on Form 10-K based on the revenue achieved during the prior fiscal year as a proportion of the total cumulative revenue target for the entire term of the LTIP (which we call the Predefined Cumulative Revenue). Predefined Cumulative Revenue is a predefined aggregate revenue target for the entire term of the LTIP that was determined by the Compensation Committee in conjunction with our executive management. The Predefined Cumulative Revenue may be adjusted by the Compensation Committee upon the occurrence of extraordinary corporate events during the term of the LTIP (such as acquisitions by our company of revenue generating businesses or assets).

Other Compensation

In addition to the main components of compensation outlined above, we also provide contractual severance and/or change in control benefits to the NEOs as well as James A. McNulty, our Senior Vice President—Finance and Treasurer, Dr. Niraj Vasisht, our Senior Vice President—Product Development and CTO, to Albert J. Medwar, our Vice President of Marketing, to George Ng, our Senior Vice President and General Counsel and to David L. Acheson, our Vice President Sales and Managed Markets. We believe these severance or change in control benefits are important elements of our compensation program that assist us in retaining talented individuals at the executive and senior managerial levels and that these arrangements help to promote stability and continuity of our executives and senior management team. Further, we believe that the interests of our stockholders will be best served if the interests of these members of our management are aligned with theirs. We believe that providing change in control benefits lessens or eliminates any potential reluctance of members of our management to pursue potential change in control transactions that may be in the best interests of the stockholders. We also believe that it is important to provide severance benefits to members of our management, to promote stability and focus on the job at hand.

We also provide benefits to the executive officers that are generally available to all regular full-time employees of the company, including our medical and dental insurance, life insurance and a 401(k) match for all individuals who participate in the 401(k) plan. At this time, we do not provide any perquisites to any of our NEOs. Further, we do not have deferred compensation plans, pension arrangements or post-retirement health coverage for our executive officers or employees. All of our employees not specifically under contract are “at-will” employees, which means that their employment can be terminated at any time for any reason by either us or the employee. Our NEOs (as well as certain of our senior managers) have employment contracts that provide lump sum compensation in the event of their termination without cause or, under certain circumstances, upon a change of control.

Determination of Compensation Amounts

A number of factors impact the determination of compensation amounts for our NEOs, including the individual’s role in the company and individual performance, competition for talent, each NEO’s total compensation package, assessments of internal pay equity and industry data. Stock price performance has generally not been a factor in determining annual compensation because the price of our common stock is subject to a variety of factors outside of our control.

Industry Survey Data

In collaboration with Radford, we previously determined to establish and maintain a list of peer companies to best assure ourselves that we are compensating our executives on a fair and reasonable basis. We have established two peer group reviews with Radford. The first group is for NEOs, which is based on a national review and was set forth above under the heading “Objectives of our Compensation Program.” The second is intended for non-NEOs and focuses on similar sized companies located on the East Coast. The availability of peer data is used by the Compensation Committee strictly as a guide in determining compensation levels with regard to salaries, cash bonuses and performance related annual stock option grants to all employees. However, the availability of this data does not imply that the Compensation Committee is under any obligation to exactly follow peer companies in compensation matters.

Determination of Base Salaries

As a guideline for NEO base salary, we perform formal benchmarks against respective comparable positions in our established peer group. Our guideline is to set targeted NEO salary ranges between the 25th and 50th percentile for comparable positions within our peer group. We then adjust salaries based on our assessment of our NEOs’ levels of responsibility, experience, overall compensation structure and individual performance. In the event that a particular NEO salary meets the 50th percentile, the Compensation Committee has the authority, should it desire, or if it is deemed warranted, to go above that level but not to exceed the 75th percentile of the peer group. The Compensation Committee has the flexibility to raise this level in the event it becomes necessary; however the Compensation Committee is not obliged to raise salaries purely on the availability of data. Merit-based increases to salaries of executive officers are based on our assessment of individual performance and the relationship to applicable salary ranges. Cost of living adjustments may also be a part of that assessment.

Performance Bonus Plan

Concurrently with the beginning of each calendar year, preliminary corporate goals that reflect our business priorities for the coming year are prepared by the CEO with input from the other executive officers. These goals are weighted by relative importance. The draft goals and proposed weightings are presented to the Compensation Committee and the Board and discussed, revised as necessary, and then approved by the Board in January of each year. The Compensation Committee then reviews the final goals and their weightings to determine and confirm their appropriateness for use as performance measurements for purposes of the bonus program. The goals and/or weightings may be re-visited during the year and potentially restated in the event of significant changes in corporate strategy or the occurrence of significant corporate events. Following the agreement with the Board on the corporate objectives, the goals are then shared with all employees in a formal meeting(s), and are reviewed periodically throughout the year at monthly staff meetings and quarterly board of director meetings.

The performance bonus plan for our executive officers in 2013 was adopted by the Compensation Committee in January 2009. The plan sets forth target bonus opportunities, as a percentage of salary, based on the level of responsibility of the position, ranging up to 60% of salary for our Chief Executive Officer, and up to 40% of salary for our NEOs and up to 30% of salary for certain other officers. In setting these percentages, the Compensation Committee determined that the above percentages were reasonable and in line with other companies at our stage of development. Each employee has the opportunity to achieve up to 100% of his targeted amount, depending on how corporate goals and objectives are achieved, with variances on an employee by employee basis to be determined by our Chief Executive Officer in conjunction with the employees direct report as applicable.

Determination of Equity Incentive Compensation

To assist us in assessing the reasonableness of our equity grant amounts, historically we have reviewed Radford supplied information and, prior to Radford, we used information supplied by Equilar. Such information included stock option data from a cross-section of the companies in the above-mentioned surveys. Initial, on-hire stock option grant amounts have generally been targeted at the 25th to 50th percentile for that position or similar industry position, adjusted for internal equity, experience level of the individual and the individual’s total mix of compensation and benefits provided in his or her offer package. Initial on-hire grants typically vest over three years. The Compensation Committee agreed at the July 2012 Board meeting that NEO’s and our other officers above the Director level would be able to achieve on an annual basis, a target equity grant up to the 50th percentile as determined by the peer group. Depending on the performance of the company, the NEO’s and other officers were able to receive beyond 100% of their targeted annual equity grant, but not in an amount to exceed the 75th percentile of the peer group. With respect to Director, and below, based on peer data, employees’ target equity grant is up to the 50th percentile as determined, but not to exceed the 75th percentile of the peer group. However, the availability of this data does not imply that the Compensation Committee is under any obligation to exactly follow its’ peer companies and has the flexibility to make annual adjustments. It is generally expected that the target amount would be granted if 100% performance is achieved.

Equity Grant Practices

All stock options or RSUs granted to the NEOs are approved by the Compensation Committee. Exercise prices for options are set using a 30-day volume weighted average price method which we define as the closing price of our common stock on the Nasdaq Capital Market on the trading day of the date of grant and the 30 trading days preceding that date. RSU grants are valued on the day of issuance and are vested on the last day preceding an open window after filing our annual report for equity trading. These RSU’s will vest annually in one-third increments on the last day preceding an open window after filing our annual report for equity trading for company employees. Grants are generally made: (i) on the employee’s start date and (ii) at Board meetings held each January and following annual performance reviews. However, grants have been made at other times during the year. The size of year-end grants for each NEO is assessed against our internal equity guidelines. Current market conditions for grants for comparable positions and internal equity may also be assessed. Also, grants may be made in connection with promotions or job related changes in responsibilities. In addition, on occasion, the Compensation Committee may make additional special awards for extraordinary individual or company performance.

Compensation Setting Process

Near the end of the year and at an in person meeting held each January, the Board and Compensation Committee assess our overall corporate performance and discuss the relative achievement of the corporate goals. The relative achievement of each goal is assessed and quantified and the summation of the individual components results in the corporate goal rating. The independent directors of the board (three of whom comprise the Compensation Committee) meet in executive session or confer privately to further discuss and approve the final corporate goals rating, expressed as a percentage. A majority vote of the committee is sufficient to approve the final disbursement of salary increases, cash bonuses and option or RSU grants.

Also near the end of the year, the CEO evaluates the individual performance of each NEO (other than himself) and provides the Compensation Committee with an assessment of the performance of each other NEO. In determining the individual performance ratings of the NEOs, we assess performance against a number of factors, including each NEO’s relative contributions to our corporate goals, demonstrated career growth, level of performance in the face of available resources and other challenges, and the respective officer’s department’s overall performance. This assessment is conducted in a holistic fashion, in contrast to the summation of individual components as is done to arrive at the corporate goal rating.

Following a qualitative assessment of individual NEO’s performance, our policies provide guidelines for translating this performance assessment into a numerical rating. Both the initial qualitative assessment and the translation into a numerical rating are made by the Compensation Committee on a discretionary basis. We believe that conducting a discretionary assessment for the individual component of the NEOs’ performance provides for flexibility in the evaluation of our NEOs and their adaptability to addressing potential changes in company priorities throughout the year.

The Compensation Committee looks to the CEO’s performance assessments of the other NEOs and his recommendations regarding a performance rating for each, as well as input from the other members of the Board. These recommendations may be adjusted by the Compensation Committee prior to finalization. For the CEO, the Compensation Committee evaluates his performance, taking into consideration input from the other members of the Board, and considers the achievement of overall corporate objectives by both the CEO specifically and the company generally. The CEO is not present during the Compensation Committee’s deliberations regarding his compensation.

The CEO also presents any recommended changes to base salary and recommendations for an annual equity grant amount, referencing the equity guidelines, for each of the NEOs (other than himself).

The Compensation Committee has the authority to directly engage, at our company’s expense, any compensation consultants or other advisors (such as Radford) that it deems necessary to determine the amount and form of employee, executive and director compensation. In determining the amount and form of employee, executive and director compensation, the Compensation Committee has reviewed and discussed historical salary information as well as salaries for similar positions at comparable companies. However the availability of this data does not imply that the Compensation Committee is under any obligation to exactly follow peer companies’ compensation practices.

We paid consultant fees to Radford of $42,988 in 2013. NEOs may have indirect input in the compensation results for other executive officers by virtue of their participation in the performance review and feedback process for the other executive officers.

2013 Compensation Decisions

General Assessment of Management Performance in 2013

The Compensation Committee and the Board conducted the performance and compensation review for 2013 during January and February of 2014. In assessing our performance towards the achievement of stated corporate goals for the year, the Compensation Committee and the Board agreed that the results, when compared to the objectives, were 100% achieved. There were many critical goals that needed to be addressed and followed with critical attention to detail throughout the year, and our company was able to achieve those goals.

The primary focus of management and employees was on the continuing development of BUNAVAIL™ and, in conjunction with Endo, our BEMA® Buprenorphine chronic pain program.

With respect to BUNAVAIL™, we completed key clinical studies and, after meeting with the FDA, submitted a NDA in the third quarter. In addition, we identified manufacturing and supply sources for BUNAVAIL™ and completed arrangements with those sources. We also developed extensive plans for the commercialization of BUNAVAIL™ and made several significant management hires in anticipation of a product launch, pending FDA approval in the second half of 2014.

With respect to our BEMA® Buprenorphine chronic pain program, we and our development partner, Endo, completed one key clinical trial, triggering a milestone payment by Endo to us, and proceeded toward the completion of a second clinical trial. We maintained a productive and collaborative relationship with Endo during the year.

Further in 2013, we completed a licensing agreement for topical clonidine, initiated the FDA approval process for clonidine with a meeting with the FDA, and developed plans for clinical studies to be initiated in 2014. Finally, our patent position was advanced with several important filings with and decisions by, the U.S. Patent Office.

2013 Performance Assessments and Bonus Calculations

For 2013, our performance bonus plan set the following target payouts, expressed as a percentage of base salary. For our CEO, the target bonus opportunity was 60% of base salary, for our Chief Financial Officer the target bonus opportunity was 35% of base salary and for our Executive Vice President, Product Development the target bonus opportunity was 40% of base salary.

The elements that the Compensation Committee and the Board established as our overall corporate goals for 2013 included a variety of development and operational objectives. The 2013 goals were established in January 2013. The objectives were development/clinical, commercial, financial and operational in nature.

During January and February 2014, the Compensation Committee and the Board considered year-end compensation for 2013 performance. Specifically, the Compensation Committee and the Board observed and recognized that the following key Corporate Objectives were 100% met:

•	Completed clinical studies for BUNAVAIL™ and submitted a NDA to the FDA;

•

Identified and secured manufacturing and supply sources, and developed a comprehensive commercialization plan, for BUNAVAIL™ and expanded the Company’s management capability with key personnel hires; and

•	Successfully continued its arrangements with Endo for the development for our BEMA® Buprenorphine chronic pain program.

These and other accomplishments reflected the efforts of all our employees, including the NEOs, and were taken into account by the Compensation Committee in providing our NEOs and employees with equity grants, performance cash bonus awards and salary increases.

During the July 2013 Board meeting, the Compensation Committee and Board agreed to make salary adjustments for many employees and approved the issuance of 50% of each employee’s annual cash bonus target. This action was taken to recognize the positive completion of company objectives at mid-year. Additionally, this was done to recognize all of our employees’ efforts and to further motivate our employees to continue their efforts for the remainder of the year and to ensure positive completion of all of our 2013 corporate objectives. The cost associated with this action amounted to a total increase in salaries of approximately $0.11 million, and the cost of providing for the issuance of 50% of cash bonuses was approximately $0.62 million in the aggregate. In January 2014, the Compensation Committee agreed that each employee would receive 100% of the target cash bonuses for the full year 2013, which is approximately $1.31 million in the aggregate (50% was previously paid pursuant to the above July 2013 approved adjustments).

The Equity Bonus Awards were granted at an amount equal to the 75th percentile of the Radford Group recommendations, to be paid out as follows: (i) Company employees at or above the position of vice president will be granted their Equity Bonus Awards in RSUs at a ratio of 1.5 Stock options: 1 RSU, of which the total RSUs for this award amounted to 895,619, have an approximate value of $8 million and vest annually in one-third increments; (ii) Company employees at or below the position of senior director will be granted their Equity Bonus Awards in stock options to be priced at the 30-day volume weighted average price of our common stock as of the close of January 30, 2014. The total options for this award amounted to 95,796 options, have a value of approximately $0.5 million and vest annually in one-third increments. The RSU grants for the aforementioned February 2014 award were previously rounded to the nearest thousand, and therefore reported in this manner in the Company’s Annual Report on Form 10-K for the fiscal year ended 2013 as filed. However, these awards have now been adjusted on an actual basis and reported in this Proxy statement to reflect actual amounts as awarded. As a special recognition award to two of our key employees, for their efforts during 2013, 50,000 RSUs were granted to each employee in January 2014, which have an approximate value of $0.8 million and vest annually in one-third increments.

Individual Performance and Compensation of the President and CEO

The Compensation Committee approved an increase in Dr. Sirgo’s base salary at our July 2013 Board meeting to be effective January 1, 2014. As a result, Dr. Sirgo’s base salary increased from $460,920 to $479,357, based on the Compensation Committee’s review of peer companies and the strong company and personal performance relating to Dr. Sirgo.

In evaluating Dr. Sirgo’s individual performance for 2013, the Compensation Committee, with input from the other board members, concluded that the following salient factors warranted his salary increase: Dr. Sirgo’s leadership in the continuing and timely development of both BUNAVAIL™ and the BEMA® Buprenorphine chronic pain program; his guidance in the development and initial implementation of commercialization plans for BUNAVAIL™; his exemplary representation of the Company with the investment community, including the Company’s institutional shareholders; and the overall advancement of the Company’s corporate strategies. The Committee therefore approved that Dr. Sirgo should receive 100% of his cash bonus target, which is 60% of his 2013 salary. The Compensation Committee further approved that Dr. Sirgo should receive 100% of his annual equity award at the 75th percentile of our company’s peer group. This award, which was granted and priced on February 20, 2014, is composed of 290,511 RSUs. These RSU’s (valued at $2.6 million) will vest annually in one-third increments. Dr. Sirgo’s cash bonus totaled $0.276 million, or 60% of base salary, of which half was paid in August 2013 and half was paid in February 2014.

Compensation Highlights for the other Executive Officers

Chief Financial Officer

Mr. De Paolantonio joined our company in October 2013 and his base salary was set at $300,000. In evaluating Mr. De Paolantonio individual performance for 2013, the Compensation Committee, with input from the other board members, concluded that Mr. De Paolantonio while joining the company in October immersed himself in the company’s financial and forward looking strategy particularly around the BUNAVAIL™ launch preparedness and provided immediate and impactful financial guidance in this regard. Mr. De Paolantonio will play a key role in the commercial operations of the BUNAVAIL™ launch going forward particularly as it relates to supply chain and distribution. The Compensation Committee therefore approved that Mr. De Paolantonio should receive a pro-rated portion of his cash bonus target, which is 35% of his 2013 salary. The Compensation Committee further approved that Mr. De Paolantonio should receive a pro-rated portion of his annual equity award at the 75th percentile of our company’s peer group. This award, which was granted and priced on February 20, 2014, is composed of 25,598 RSUs. These RSU’s (valued at $0.2 million) will vest annually in one-third increments. Mr. De Paolantonio’s cash bonus was $0.024 million, which was a pro-rated portion of 35% of base salary, which was paid in February 2014.

Executive Vice President—Product Development

The Compensation Committee approved an increase in Dr. Finn’s base salary at our July 2013 Board’ meeting to be effective January 1, 2014. As a result, Dr. Finn’s salary increased from $311,700 to $324,168, based on the Compensation Committee’s review of peer companies and the strong company and personal performance relating to Dr. Finn.

In evaluating Dr. Finn’s individual performance for 2013, the Compensation Committee, with input from the other board members, concluded that Dr. Finn was instrumental in the prosecution and completion of clinical studies for both BUNAVAIL™ and the BEMA® Buprenorphine chronic pain program, in the filing submission with the FDA of the NDA for BUNAVAIL™, and in the advancement of our development of a clonidine topical gel product. The Compensation Committee therefore approved that Dr. Finn should receive 100% of his annual equity award at the 75th percentile of the company peer group. This award, which was granted on February 20, 2014, is composed of 153,387 RSUs. These RSU’s (valued at $1.4 million) will vest annually in one-third increments. Dr. Finn’s cash bonus totaled $0.124 million, or 40% of base salary, of which half was paid in August 2013 and half was paid in February 2014.

Severance and Change in Control Benefits

The change in control benefits for all applicable persons have a “double trigger.” A double-trigger means that the executive officers will receive the change in control benefits described in the agreements only if there is both (1) a Change in Control of the Company (as defined in the agreements) and (2) a termination by us of the applicable person’s employment “without cause” or a resignation by the applicable persons for “good reason” (as defined in the agreements) within a specified time period prior to or following the Change in Control. We believe this double trigger requirement creates the potential to maximize stockholder value because it prevents an unintended windfall to management as no benefits are triggered solely in the event of a Change in Control while providing appropriate incentives to act in furtherance of a change in control that may be in the best interests of the stockholders.

Accounting and Tax Considerations

ASC 718. On January 1, 2006, we began accounting for share-based payments in accordance with the requirements of Accounting Standards Codification 718 (ASC 718), Share-Based Payments. To date, the adoption of ASC 718 has not impacted our stock option granting practices.

Internal Revenue Code Section 162(m). At this time, we do not have a policy to factor in 162(m) limitations into the determination of base salary or bonus amounts since the aggregate salary and bonus payments for each individual are below the $1,000,000 deductibility limitation.

Section 409A. Section 409A of the Internal Revenue Code of 1986, as amended generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. Under Section 409(A), deferred compensation is defined broadly and may potentially cover compensation arrangements such as severance or change in control pay outs and the extension of the post-termination exercise periods of stock options. We take Code Section 409A into account, where applicable, in determining the timing of compensation paid to our executive officers.

Code Sections 280G and 4999. Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (Code Sections 280G and 4999) limit our ability to take a tax deduction for certain “excess parachute payments” (as defined in Code Sections 280G and 4999) and impose excise taxes on each NEO who receives “excess parachute payments” in connection with his or her severance from our company in connection with a change in control. We consider the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors, when structuring post-termination compensation payable to our executive officers and generally provide a mechanism for a “better after tax” result for the NEO, which we believe is a reasonable balance between our interests, on the one hand, and the executive’s compensation on the other.

Compensation Risk Assessment

In reviewing our compensation policy and practices for its NEOs as well as for other employees, the Compensation Committee evaluated whether any unnecessary risk-taking was associated with our compensation policies. The Compensation Committee did not identify any risks arising from our compensation policies and practices reasonably likely to have a material adverse effect on our company.

Compensation Committee Independence

All members of the Compensation Committee are independent directors and do not have any formal ties or relationship with any members of management or their relatives.

Executive Compensation

Summary Compensation Table

The following table sets forth all compensation paid to our named executive officers at the end of the fiscal years ended December 31, 2013, 2012 and 2011. Individuals we refer to as our “named executive officers” include our Chief Executive Officer and our most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2013.

Name and principal position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(18)		Option Awards ($)(17)		All Other Compensation ($)		Total ($)
Mark A. Sirgo, Pharm.D. President, Chief Executive Officer and Director	2013	$462,734	$276,552	(1)	$13,508	(2)	—		$23,849	(3)	$776,643
	2012	$435,612	$184,842		—		$116,709		$48,940	(4)	$786,103
	2011	$413,920	$184,842		—		107,382	(5)	$22,176	(6)	$667,654

Ernest R. De Paolantonio, CPA MBA Chief Financial Officer and Secretary(7)	2013	$61,154	—		—		$213,870		—		$275,024
	2012	—	—		—		—		—		—
	2011	—	—		—		—		—		—

James A. McNulty, CPA	2013	$309,132	$122,927	(9)	$4,861	(2)	—		$30,558	(10)	$467,478
Senior Vice President Finance and Treasurer(8)	2012	$303,441	$88,475		—		$77,864		$29,255	(11)	$499,035
	2011	$300,118	$73,720		—		$36,269		$29,529	(12)	$439,636

Andrew L. Finn, Pharm.D.	2013	$313,514	$124,680	(13)	$4,861	(2)	—		$28,185	(14)	$471,240
Executive VP of Product Development	2012	$296,785	$87,900		—		$73,684		$36,755	(15)	$495,124
	2011	$283,387	$60,515		—		$34,321		$18,222	(16)	$396,445

(1)	The bonus disclosed in this item of $276,552 includes $138,276 related to 2012, but was contingent upon board approval, which occurred January 2013.
(2)	The stock awards disclosed in this item consists of vested RSUs issued in 2013 under our LTIP.
(3)	Includes: $9,392 of health insurance premiums paid and 401(k) matching of $14,457 paid in 2013.
(4)	Includes: Vacation payout of $26,618, $9,822 of health insurance premiums paid and 401(k) matching of $12,500 paid in 2012.
(5)	The compensation disclosed in this item included 25,000 stock options granted as compensation for serving as a director.
(6)	Includes: $9,926 of health insurance premiums paid and 401(k) matching of $12,250 paid in 2011.
(7)	Ernest R. DePaolantonio was hired as Chief Financial Officer on October 9, 2013
(8)

James A. McNulty was our Chief Financial Officer, Secretary and Treasurer until October 9, 2013, and then became our Senior Vice President Finance and Treasurer. Effective October 9, 2013, he is no longer considered an NEO of our company.

(9)	The bonus disclosed in this item of $122,927 includes $61,463 related to 2012, but was contingent upon board approval, which occurred January 2013.
(10)	Includes: $17,545 of health insurance premiums paid and 401(k) matching of $13,013 paid in 2013.
(11)	Includes: $16,755 of health insurance premiums paid and 401(k) matching of $12,500 paid in 2012.
(12)	Includes: $17,279 of health insurance premiums paid and 401(k) matching of $12,250 paid in 2011.
(13)	The bonus disclosed in this item of $124,680 includes $62,340 related to 2012, but was contingent upon board approval, which occurred January 2013.
(14)	Includes: $9,392 of health insurance premiums paid and 401(k) matching of $18,793 paid in 2013.
(15)	Includes: Vacation payout of $13,894, $10,361 of health insurance premiums paid and 401(k) matching of $12,500 paid in 2012.
(16)	Includes: $10,411 of health insurance premiums paid and 401(k) matching of $7,811 paid in 2011.
(17)	Aggregate grant date fair value according to ASC 718.
(18)	Aggregate grant date fair value according to ASC 718

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Except as set forth below, we currently have no written employment agreements with any of our officers, directors, or key employees. All directors and officers have executed confidentiality and noncompetition agreements with us.

The following is a description of our current executive employment agreements:

Mark A. Sirgo, Pharm.D., President and Chief Executive Officer—Dr. Sirgo’s current employment agreement, dated February 22, 2007, as amended, is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term. The agreement includes a base salary, target bonus of up to 50% of his base salary (which was subject to modification with the approval of our Compensation Committee and is now 60%), and other employee benefits. Under the terms of his agreement, Dr. Sirgo received base salary in 2013 of $462,374 per year and a bonus of $276,552, which bonus was composed of $138,276 related to 2012 and $138,276 related to 2013 performance.

We may terminate Dr. Sirgo’s employment agreement without cause and Dr. Sirgo may resign upon 30 days advance written notice. We may immediately terminate Dr. Sirgo’s employment agreement for Good Cause (as defined in the agreement). Upon the termination of Dr. Sirgo’s employment for any reason, Dr. Sirgo will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Dr. Sirgo is terminated during the term of the employment agreement other than for Good Cause (as defined in the employment agreement), or if Dr. Sirgo terminates his employment for Good Reason (as defined in the employment agreement), Dr. Sirgo is entitled to a lump sum severance payment equal to 1 times the sum of his annual base salary plus a pro-rata annual bonus based on his target annual bonus. In the event that such termination is within six months following a Change of Control (as defined in the employment agreement), the lump sum paid to Dr. Sirgo will equal the sum of his then current annual base salary plus an amount equal to fifty percent (50%) of his then current annual base salary, multiplied by 2. In addition, Dr. Sirgo’s employment agreement will terminate prior to its scheduled expiration date in the event of Dr. Sirgo’s death or disability.

Dr. Sirgo’s employment agreement also includes a 2 year non-competition and non-solicitation and confidentiality covenants on terms identical to the existing employment agreement. Under the terms of this agreement, he is also entitled to the following benefits: medical, dental and disability and 401(k).

Ernest R. De Paolantonio, CPA, MBA, Chief Financial Officer and Secretary—Mr. De Paolantonio’s current employment agreement, dated October 1, 2013 includes a base salary, target bonus of up to 35% of his base salary (which is subject to modification by our Compensation Committee), and other employee benefits. Under the terms of his agreement, Mr. De Paolantonio received base salary in 2013 of $61,154.

We may terminate Mr. De Paolantonio’s employment agreement without cause and Mr. De Paolantonio may resign without notice. We may immediately terminate Mr. De Paolantonio’s employment agreement for Good Cause (as defined in the agreement). Upon the termination of Mr. De Paolantonio’s employment for any reason, Mr. De Paolantonio will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Mr. De Paolantonio is terminated during the term of the employment agreement other than for Good Cause (as defined in the employment agreement), or if Mr. De Paolantonio terminates his employment for Good Reason (as defined in the employment agreement), Mr. De Paolantonio is entitled to a lump sum severance payment equal to 1 times the sum of his annual base salary. In the event that such termination is within six months following a Change of Control (as defined in the employment agreement), the lump sum paid to Mr. De Paolantonio will equal to 1 times the sum of his then current annual base salary. In addition, Mr. De Paolantonio’s employment agreement will terminate prior to its scheduled expiration date in the event of Mr. De Paolantonio’s death or disability.

James A. McNulty, CPA, Senior Vice President Finance and Treasurer—Through December 31, 2007, Mr. McNulty served as part-time Chief Financial Officer, devoting approximately 50% of his time to our company. Beginning January 1, 2008 through October 9, 2013, Mr. McNulty devoted substantially all of his time to our company as Chief Financial Officer, Secretary and Treasurer. On October 9, 2013, Mr. McNulty voluntarily relinquished his position as Chief Financial Officer and became our Senior Vice President Finance and Treasurer. Mr. McNulty’s current employment agreement, dated February 22, 2007, was amended October 18, 2013 to reflect this new position. No other changes were made to the original agreement, which is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term. The agreement includes a base salary, target bonus of up to 50% of his base salary (which was subject to modification with the approval of our Compensation Committee and is now 40%), and other employee benefits. Under the terms of his agreement, Mr. McNulty received base salary in 2013 of $309,132 per year and a bonus of $122,926, which bonus composed of $61,463 related to 2012 and $61,463 related to 2013 performance.

We may terminate Mr. McNulty’s employment agreement without cause and Mr. McNulty may resign upon 30 days advance written notice. We may immediately terminate Mr. McNulty’s employment agreement for Good Cause (as defined in the employment agreement). Upon the termination of Mr. McNulty’s employment for any reason, Mr. McNulty will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Mr. McNulty is terminated during the term of his employment agreement other than for Good Cause (as defined in the employment agreement), or if Mr. McNulty terminates his employment for Good Reason (as defined in the employment agreement), Mr. McNulty is entitled to a lump sum severance payment equal to 1 times the sum of his annual base salary plus a pro-rata annual bonus based on his target annual bonus. In the event that such termination is within six months following a Change of Control (as defined in the employment agreement), the lump sum paid to Mr. McNulty will equal the sum of his then current annual base salary plus an amount equal to fifty percent (50%) of his then current annual base salary, multiplied by 1.5. In addition, the employment agreement will terminate prior to its scheduled expiration date in the event of Mr. McNulty’s death or disability. The employment agreement also includes a 2 year non-competition, non-solicitation and confidentiality covenants on terms identical to his former employment agreement with us, except that if Mr. McNulty’s employment is terminated upon a Change of Control, the non-competition period will be 18 months. Under the terms of this agreement, he is also entitled to the following benefits: medical, dental, disability and 401(k).

Andrew L. Finn, Pharm.D., Executive Vice President of Product Development—Dr. Finn’s current employment agreement, dated February 22, 2007, as amended, is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term. The agreement includes a base salary, target bonus of up to 50% of his base salary (which was subject to modification with the approval of our Compensation Committee and is now 40%), and other employee benefits. Under the terms of his agreement, Dr. Finn received base salary in 2013 of $313,514 per year and a bonus of $124,680, which bonus composed of $62,340 related to 2012 and $62,340 related to 2013 performance.

We may terminate Dr. Finn’s employment agreement without cause and Dr. Finn may resign upon 30 days advance written notice. We may immediately terminate Dr. Finn’s employment agreement for Good Cause (as defined in the agreement). Upon the termination of Dr. Finn’s employment for any reason, Dr. Finn will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Dr. Finn is terminated during the term of the employment agreement other than for Good Cause (as defined in the employment agreement), or if Dr. Finn terminates his employment for Good Reason (as defined in the employment agreement), Dr. Finn is entitled to a lump sum severance payment equal to 1 times the sum of his annual base salary plus a pro-rata annual bonus based on his target annual bonus. In the event that such termination is within six months following a Change of Control (as defined in the employment agreement), the lump sum paid to Dr. Finn will equal the sum of his then current annual base salary plus an amount equal to fifty percent (50%) of his then current annual base salary, multiplied by 1.5. In addition, Dr. Finn’s employment agreement will terminate prior to its scheduled expiration date in the event of Dr. Finn’s death or disability.

Dr. Finn’s employment agreement also includes a 2 year non-competition and non-solicitation and confidentiality covenants on terms identical to the existing employment agreement, except that if Dr. Finn’s employment is terminated upon a Change of Control, the non-competition period will be 18 months. Under the terms of this agreement, he is also entitled to the following benefits: medical, dental and disability and 401(k).

Outstanding Equity Awards

The following table summarizes outstanding unexercised options, unvested stocks and equity incentive plan awards held by each of our name executive officers, as of December 31, 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS							STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not vested (#)
Mark A. Sirgo, Pharm.D	—	—		—	—	—	—	—	371,554	(4)	$2,188,453
	—	—		—	—	—	—	—	420,000	(5)	$2,473,800
	33,026	—		—	$1.96	2/15/22	—	—	—		—
	15,140	30,281	(1)	—	$1.78	2/9/22	—	—	—		—
	25,000	—		—	$3.47	7/20/21	—	—	—		—
	14,912	7,457	(2)	—	$3.55	2/25/21	—	—	—		—
	25,000	—		—	$2.26	7/21/20	—	—	—		—
	34,265	—		—	$2.43	7/21/20	—	—	—		—
	37,348	—		—	$3.90	1/21/20	—	—	—		—
	25,000	—		—	$5.40	7/22/19	—	—	—		—
	100,000	—		—	$4.83	4/30/19	—	—	—		—
	9,175	—		—	$3.05	1/22/19	—	—	—		—
	70,985	—		—	$2.01	7/24/18	—	—	—		—
	48,448	—		—	$2.85	1/31/18	—	—	—		—
	20,000	—		—	$4.13	7/25/17	—	—	—		—
	434,000	—		—	$6.63	4/13/17	—	—	—		—
	45,891	—		—	$2.42	1/26/17	—	—	—		—
	49,000	—		—	$3.03	12/1/15	—	—	—		—
	20,000	—		—	$2.94	8/22/15	—	—	—		—
	5,147	—		—	$3.40	10/21/14	—	—	—		—

Ernest R. De Paolantonio, CPA MBA	—	55,659	(3)	—	$5.39	10/17/23	—	—	—		—

James A. McNulty, CPA(6)	—	—		—	—	—	—	—	133,760	(4)	$787,846
	—	—		—	—	—	—	—	154,735	(5)	$911,389
	10,977	21,956	(1)	—	$1.78	2/9/22	—	—	—		—
	10,812	5,407	(2)	—	$3.55	2/25/21	—	—	—		—
	24,844	—		—	$2.43	7/21/20	—	—	—		—
	27,080	—		—	$3.90	1/21/20	—	—	—		—
	100,000	—		—	$4.83	4/30/19	—	—	—		—
	12,275	—		—	$3.05	1/22/19	—	—	—		—
	100,000	—		—	$6.63	4/13/17	—	—	—		—
	3,235	—		—	$3.40	10/21/14	—	—	—		—

OPTION AWARDS							STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not vested (#)
Andrew L. Finn, Pharm.D	—	—		—	—	—	—	—	133,760	(4)	$787,846
	—	—		—	—	—	—	—	160,601	(5)	$945,940
	18,128	—		—	$1.96	2/15/22	—	—	—		—
	10,388	20,777	(1)	—	$1.78	2/9/22	—	—	—		—
	10,232	5,116	(2)	—	$3.55	2/25/21	—	—	—		—
	20,873	—		—	$2.43	7/21/20	—	—	—		—
	22,751	—		—	$3.90	1/21/20	—	—	—		—
	7,439	—		—	$3.05	1/22/19	—	—	—		—
	33,231	—		—	$2.01	7/24/18	—	—	—		—
	39,282	—		—	$2.85	1/31/18	—	—	—		—
	100,000	—		—	$6.63	4/13/17	—	—	—		—
	37,209	—		—	$2.42	1/26/17	—	—	—		—
	10,603	—		—	$2.05	7/27/16	—	—	—		—
	49,000	—		—	$3.03	12/1/15	—	—	—		—
	8,929	—		—	$2.94	7/28/15	—	—	—		—
	5,147	—		—	$3.40	10/21/14	—	—	—		—

(1)	Of the unvested stock options, half of the unvested stock options will vest on February 9, 2014, and another half will vest on February 9, 2015.
(2)	These remaining stock options will vest on February 25, 2014.
(3)	Of the unvested stock options, one third of the unvested stock options will vest on October 17, 2014, another third will vest on October 17, 2015 and the remaining third will vest on October 17, 2016.
(4)

Unvested stock awards consist of Restricted Stock Units from our Long Term Incentive Plan (as defined under our 2011 Equity Incentive Plan) and which we refer to as Performance RSUs, which are rights to acquire shares of our common stock.

(5)	Unvested stock awards consist of Restricted Stock Units (as defined under our 2011 Equity Incentive Plan) which are rights to acquire shares of our common stock.
(6)

James A. McNulty was Chief Financial Officer until October 9, 2013, and then became our Senior Vice President Finance and Treasurer. Effective October 9, 2013, he is no longer considered a named executive officer of our company.

Outstanding Equity Awards Narrative Disclosure

Amended and Restated 2001 Incentive Plan

In July 2011, our original Amended and Restated 2001 Incentive Plan expired. Options to purchase 3,192,596 shares of common stock were outstanding as of December 31, 2013 under the Amended and Restated 2001 Incentive Plan. Although the Amended and Restated 2001 Incentive Plan expired, the 3,192,596 options still outstanding under such plan are still exercisable. In April 2011, our board approved, and in July 2011, our stockholders approved a new 2011 Equity Incentive Plan, and such 2011 Equity Incentive Plan was subsequently amended at the 2013 Annual Meeting of Stockholders.

2011 Equity Incentive Plan

Our 2011 Equity Incentive Plan is comprised of 6,800,000 shares of our common stock. The purpose of the 2011 Equity Incentive Plan is: (i) to align our interests and recipients of options under the plan by increasing the proprietary interest of such recipients in our growth and success, and (ii) to advance our interests by providing additional incentives to officers, key employees and well-qualified non-employee directors and consultants who provide services to us, who are responsible for our management and growth, or otherwise contribute to the conduct and direction of its business, operations and affairs. The Compensation Committee of our Board administers our incentive plan, selects the persons to whom options are granted and fixes the terms of such options.

Options may be awarded during the ten-year term of the plan to our employees (including employees who are directors), or consultants who are not employees and our other affiliates. Our plan provides for the grant of options that qualify as incentive stock options, or Incentive Stock Options, under Section 422A of the Internal Revenue Code of 1986, as amended, and options which are not Incentive Stock Options, or Non-Statutory Stock Options, as well as restricted stock and other awards. Only our employees or employees of our subsidiaries may be granted Incentive Stock Options. Our affiliates or consultants or others as may be permitted by our Board, may be granted Non-Statutory Stock Options.

Options to purchase 4,192,927 shares of our common stock at prices ranging from $1.38 to $6.63 are outstanding at December 31, 2013. There were no options granted during 2013 whose exercise price was lower than the estimated market price of the stock at the grant date.

Options issued during 2013 to employees under the 2011 Equity Incentive Plan totaled 278,794 shares, at exercise prices ranging from $4.33 to $5.39. There were no options issued to directors and officers under the 2011 Equity Incentive Plan during 2013 (other than new hire options to our new Chief Financial Officer) as we have migrated to the issuance of RSUs.

Option Exercises and Stock Vested

The following information sets forth stock options exercised by the executive officers during the year ended December 31, 2013:

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark A. Sirgo, Pharm.D.	—	—	3,446	$13,508
Ernest R. De Paolantonio, CPA MBA	—	—	—	—
James A. McNulty, CPA(1)	—	—	1,240	$4,861
Andrew L. Finn, Pharm.D.	—	—	1,240	$4,861

(1)

James A. McNulty was Chief Financial Officer until October 9, 2013, and then became our Senior Vice President Finance and Treasurer. Effective October 9, 2013, he is no longer considered an NEO of our company.

Pension Benefits

None of our employees participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our company’s best interests.

Nonqualified Deferred Compensation

None of our employees participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our company’s best interests.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing stock price on Award date ($/Sh)	Grant Date Fair Value of Stock and Option Awards

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Mark A. Sirgo, Pharm.D.(1)	3/18/13					3,446							$13,508

Ernest R. De Paolantonio, CPA MBA	10/17/13					55,659	(2)				$5.39	$5.63	$213,870

James A. McNulty, CPA(3)	3/18/13					1,240							$4,861

Andrew L. Finn, Pharm.D(4)	3/18/13					1,240							$4,861

(1)	Does not include 371,554 unvested RSUs to be issued under our LTIP upon the achievement of certain pre-defined performance criteria, and 420,000 unvested RSUs which will vest in thirds beginning 2014.
(2)	Employee stock options granted as award.
(3)

Does not include 133,760 unvested RSUs to be issued under our LTIP upon the achievement of certain pre-defined performance criteria, and 154,735 unvested RSUs which will vest in thirds beginning 2014. James A. McNulty was Chief Financial Officer until October 9, 2013, and then became our Senior Vice President Finance and Treasurer. Effective October 9, 2013, he is no longer considered a named executive officer of our company.

(4)	Does not include 133,760 unvested RSUs to be issued under our LTIP upon the achievement of certain performance criteria, and 160,601 unvested RSUs which will vest in thirds beginning 2014.

Narrative to Grants of Plan Based Awards Table

See Compensation Discussion and Analysis above for complete description of the targets for payment of annual incentives, as well as performance criteria on which such payments were based.

Options granted to employees vest over 36 months beginning on the first anniversary of the grant date at which time 33% of such options vest. These options expire in 10 years and are outstanding for as long as the individual is an active employee. Employee options qualify as Incentive Stock Options.

Potential Payments Under Severance/Change in Control Arrangements

The table below sets forth potential payments payable to our current executive officers in the event of a termination of employment under various circumstances. For purposes of calculating the potential payments set forth in the table below, we have assumed that (i) the date of termination was December 31, 2013 and (ii) the stock price was $5.89, which was the closing market price of our common stock on December 31, 2013, the last business day of the 2013 fiscal year.

Name	If Company Terminates Executive Without Cause or Executive Resigns with Good Reason ($)		Termination Following a Change in Control without Cause or Executive Resigns with Good Reason ($)
Mark A. Sirgo, Pharm.D.
Cash Payment	$723,276	(1)	$1,414,656	(1)
Acceleration of Options	—		$1,686,354	(2)

Total Cash and Benefits	$723,276		$3,101,010

Ernest R. De Paolantonio, CPA
Cash Payment	$447,512	(1)	$297,512	(1)
Acceleration of Options	—		$27,830	(2)

Total Cash and Benefits	$447,512		$325,342

James A. McNulty, CPA(3)
Cash Payment	$471,015	(1)	$701,503	(1)
Acceleration of Options	—		$462,073	(2)

Total Cash and Benefits	$471,015		$1,163,576

Andrew L. Finn, Pharm.D.
Cash Payment	$474,135	(1)	$707,910	(1)
Acceleration of Options	—		971,348	(2)

Total Cash and Benefits	$474,135		$1,679,258

(1)	Includes severance payment and accrued and unused vacation time as of December 31, 2013.
(2)	Determined by taking excess of the fair market value of our common stock on December 31, 2013, less the exercise price of each accelerated option.
(3)

James A. McNulty was Chief Financial Officer until October 9, 2013, and then became our Senior Vice President Finance and Treasurer. Effective October 9, 2013, he is no longer considered a named executive officer of our company.

For each of our executive officers, in their employment agreements the term “change of control” means the occurrence of any one or more of the following events (it being agreed that, with respect to paragraphs (i) and (iii) of this definition below, a “change of control” shall not be deemed to have occurred if the applicable third party acquiring party is an “affiliate” of our company within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended):

(i) An acquisition (whether directly from our company or otherwise) of any voting securities of our company by any person or entity, immediately after which such person or entity has beneficial ownership of forty percent (40%) or more of the combined voting power of our then outstanding voting securities.

(ii) The individuals who, as of the date hereof, are members of the our Board cease, by reason of a financing, merger, combination, acquisition, takeover or other non-ordinary course transaction affecting our company, to constitute at least fifty-one percent (51%) of the members of our Board; or

(iii) Approval by our Board and, if required, our stockholders of, or our execution of any definitive agreement with respect to, or the consummation of (it being understood that the mere execution of a term sheet, memorandum of understanding or other non-binding document shall not constitute a change of control):

(A) A merger, consolidation or reorganization involving our company, where either or both of the events described in clauses (i) or (ii) above would be the result;

(B) A liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, or the filing by a third party of an involuntary bankruptcy against, our company; or

(C) An agreement for the sale or other disposition of all or substantially all of the assets of our company to any person or entity (other than a transfer to a subsidiary of our company).

The cash component (as opposed to option accelerations) of any change of control payment would be structured as a one-time cash severance payment.

Each employment agreement contains certain post-termination confidentiality, intellectual property and non-competition provisions.

Compensation of Directors Summary Table

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(4)(10)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Frank E. O’Donnell, Jr.	$368,736	(1)	$6,770	(2)	—	—	—	$22,859	(3)	$398,365
William B. Stone	$69,000		$67,350	(4)	—	—	—	—		$136,350
John J. Shea	$52,500		$44,900	(5)	—	—	—	—		$97,400
William S. Poole	$100,325	(6)	$44,900	(7)	—	—	—	—		$145,225
Samuel P. Sears, Jr.	$52,000		$84,650	(8)	—	—	—	—		$136,650
Thomas W. D’Alonzo	$33,500		$61,431	(9)	—	—	—	—		$94,931

(1)	Compensation for serving as Executive Chairman, which includes $138,276 as bonus, composed of $69,138 for 2012 and $69,138 for 2013.
(2)

The stock awards disclosed in this item consists of vested RSUs issued in 2013 under our LTIP. Does not include 186,273 unvested RSUs to be issued under our LTIP upon the achievement of certain performance criteria.

(3)	Includes $22,859 in health benefits paid in 2013.
(4)	Does not include 15,000 unvested RSUs which will vest in August 2014.
(5)	Does not include 10,000 unvested RSUs which will vest in August 2014.
(6)	Includes compensation of $48,326 for serving as Chairman of the board-level Risk Management Committee and associated sub-committee.
(7)	Does not include 10,000 unvested RSUs which will vest in August 2014.
(8)	Does not include 10,000 unvested RSUs which will vest in August 2014.
(9)	Does not include 10,000 unvested RSUs which will vest in August 2014.
(10)	Aggregate grant date fair market value in accordance with ASC 718.

Narrative to Director Compensation

The Compensation Committee of our Board reviews the Director Remuneration Policy, which establishes the compensation our directors earn for serving on our Board and individual committees. The policy follows (all annual cash retainers are paid quarterly in advance):

•	$40,000 annual cash retainer to each board member.

•	$10,000 annual cash retainer to the Lead Director.

•	$15,000 annual cash retainer to the Chairman of the Audit Committee.

•	$15,000 annual cash retainer to the Chairman of the Strategic Development Committee

•	$10,000 annual cash retainer to the Chairman of the Compensation Committee.

•	$7,500 annual cash retainer to the Chairman of the Nominating & Corporate Governance Committee.

•	$7,500 annual cash retainer to each non-Chairman Audit Committee member.

•	$7,500 annual cash retainer to each non-Chairman of the Strategic Development Committee

•	$5,000 annual cash retainer to each non-Chairman Compensation Committee member.

•	$4,000 annual cash retainer to each non-Chairman Nominating & Corporate Governance Committee member.

•	20,000 restricted stock units of our Common Stock per year, to each director.

•	10,000 additional restricted stock units of our Common Stock per year to the Lead Director.

•	New directors will earn a pro-rated portion (based on months to be served in the fiscal year in which they join) of cash and restricted stock units.

Options granted previously to directors have vested immediately. These options expire in 10 years and are outstanding for the life of the option. Director options qualify as Non-Statutory Stock Options.

In July 2013, we amended our Director Remuneration Policy to reflect the new cash retainer to directors, plus the migration to RSUs instead of options. The total number of RSUs granted during the year ended December 31, 2013 was 121,978, of which 66,978 vested upon issuance in August 2013 and 55,000 vest in August 2014.

Performance Long Term Incentive Plan

In December 2012, by unanimous written consent following significant planning and discussion (as well as discussion with our outside compensation consultant Radford), the Compensation Committee approved the LTIP. The LTIP is designed as an incentive for our senior management (including our NEOs) to generate revenue for our company.

The LTIP consists of RSUs (as defined under our 2011 Equity Incentive Plan) which are rights to acquire shares of our common stock. All Performance RSUs granted under the LTIP will be granted under our 2011 Equity Incentive Plan (as the same may be amended, supplemented or superseded from time to time) as “Performance Compensation Awards” under such plan. The participants in the LTIP are either NEOs or senior officers of our company.

The term of the LTIP began with our fiscal year ended December 31, 2012 and lasts through our fiscal year ended December 31, 2019. The total number of Performance RSUs covered by the LTIP is 1,078,000, of which 978,000 were awarded in 2012 (with 100,000 Performance RSUs being reserved for future hires). A total of 8,986 RSUs vested during the year ended December 31, 2013. The Performance RSUs under the LTIP did not vest upon granting, but instead are subject to potential vesting each year over the 8 year term of the LTIP depending on the achievement of revenue by our company, as reported in our Annual Report on Form 10-K). Performance RSUs will be valued on the day of issuance and will vest annually on the last day preceding the first open window after filing our Annual Report on Form 10-K based on the revenue achieved during the prior fiscal year as a proportion of the total cumulative revenue target for the entire term of the LTIP (which we call the Predefined Cumulative Revenue). Predefined Cumulative Revenue is a predefined aggregate revenue target for the entire term of the LTIP that was determined by the Committee in conjunction with our executive management. The Predefined Cumulative Revenue may be adjusted by the Committee upon the occurrence of extraordinary corporate events during the term of the LTIP (such as acquisitions by our company of revenue generating businesses or assets).

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Compensation Committee of our Board, or other committee serving an equivalent function. None of the members of our Compensation Committee has ever been our employee or one of our officers.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF WILLIAM B. STONE TO SERVE AS A CLASS III DIRECTOR ON THE COMPANY’S BOARD, TO HOLD OFFICE UNTIL THE 2017 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL HIS SUCCESSOR IS ELECTED AND QUALIFIED OR UNTIL HIS EARLIER RESIGNATION OR REMOVAL.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013

On January 30, 2014, the Audit Committee of the Board appointed the firm of Cherry Bekaert LLP (“CB”) to serve as our independent registered public accounting firm for our fiscal year ended December 31, 2014. The independent accountant’s report of CB on our consolidated financial statements for the year ended December 31, 2013 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Audit Fees. The aggregate fees billed by CB for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the year ended December 31, 2013 and 2012 totaled $148,900 and $135,850, respectively. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees. The aggregate fees billed by CB for audit-related fees for the years ended December 31, 2013 and 2012 were $53,638 and $45,711, respectively.

Tax Fees. The aggregate fees billed by CB for professional services rendered for tax compliance, for the years ended December 31, 2013 and 2012 were $20,000 and $18,600, respectively.

All Other Fees. None

The Audit Committee of our Board has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit, tax and non-audit services provided by CB in 2013. Consistent with the Audit Committee’s responsibility for engaging our independent registered public accounting firm, all audit and permitted non-audit services require pre-approval by the Audit Committee. The full Audit Committee approves proposed services and fee estimates for these services. The Audit Committee chairperson has been designated by the Audit Committee to approve any audit-related services arising during the year that were not pre-approved by the Audit Committee. Any non-audit service must be approved by the full Audit Committee. Services approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the Audit Committee approved the foregoing audit services provided by CB.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure. None.

A representative of CB is expected to attend the Meeting, will have the opportunity to make a statement should they desire to do so and to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPROVAL OF THE APPOINTMENT OF CHERRY BEKAERT LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014.

PROPOSAL 3

TO APPROVE AN AMENDMENT TO THE COMPANY’S 2011 EQUITY INCENTIVE PLAN TO, AMONG OTHER MATTERS, INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN BY 2,000,000 SHARES FROM 6,800,000 TO 8,800,000

Description of Proposed Amendment

On June 6, 2014, the Board (with the recommendation of the Compensation Committee) unanimously approved an amendment (the “Plan Amendment”) to the Company’s 2011 Equity Incentive Plan, as amended (the “2011 Plan”), subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the 2011 Plan by 2,000,000 shares from 6,800,000 to 8,800,000;

The full text of the proposed Plan Amendment is set out in Annex A to this Proxy Statement. The text of the proposed Plan Amendment is subject to modification to include such changes as the Board deems necessary and advisable to affect the increase in the number of shares of Common Stock reserved and available for issuance under the 2011 Plan. Stockholders are being asked to approve the Plan Amendment.

Vote Required and Recommendation

The approval of the Plan Amendment will be made upon the affirmative vote of the majority of shares cast on the proposal. Abstentions and broker non-votes will have no direct effect on the outcome of this proposal. If the proposal is not approved by the stockholders, the Plan Amendment will not be effective and the proposal will not be implemented.

Reasons for the Plan Amendment

2011 Plan Generally

Our 2011 Plan is currently comprised of 6,800,000 shares of Common Stock. In addition, 2,449,175 shares of Common Stock underlying options available for issuance under the Company’s Amended and Restated 2001 Incentive Plan despite the fact that such plan expired in July 2011.

The purpose of the 2011 Plan is: (i) to align our interests and recipients of awards under the plan by increasing the proprietary interest of such recipients in our growth and success, and (ii) to advance our interests by providing additional incentives to officers, key employees and well-qualified non-employee directors and consultants who provide services to us, who are responsible for our management and growth, or otherwise contribute to the conduct and direction of our business, operations and affairs. The Compensation Committee of the Board administers the 2011 Plan, selects the persons to whom awards are granted and fixes the terms of such awards.

Increase in Size of 2011 Plan

Currently, awards (consisting of options to purchase shares of Common Stock and restricted stock units) issued under the 2011 Plan total 4,270,042 shares of Common Stock.

The Board (with recommendation of the Compensation Committee) determined to increase the number of shares of Common Stock reserved and available for issuance under the 2011 Plan by 2,000,000 shares because it believes that the current number is insufficient for the purposes of the 2011 Plan for future issuances. The market for quality personnel is competitive, and the ability to obtain and retain competent personnel is of great importance to the Company’s business operations. In addition, the Board is seeking to satisfy grants made subject to stockholder approval as stated above as well as the Company’s forecasted needs for equity compensation.

Also, Because of our significant institutional stockholder base, the Compensation Committee and the Board also considered the relevant guidelines from a proxy advisory firm. We believe that the 2,000,000 share increase is within such guidelines.

Effects of the Plan Amendment

As a result of the Plan Amendment, there will be an increase in the total number of shares of Common Stock reserved for issuance under the 2011 Plan. This will provide the Company with the ability to grant more awards than are currently available under the 2011 Plan to eligible recipients including employees, directors, consultants and advisors. The issuance in the future of awards under the 2011 Plan consisting of full value awards and options to purchase shares of Common Stock may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the holders of the currently outstanding shares of Common Stock. The effective increase in the number of authorized but unissued shares of Common Stock which may be issued as awards under the 2011 Plan may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company’s Certificate of Incorporation or Amended and Restated Bylaws. Holders of the Common Stock have no preemptive or other subscription rights. There are no other material differences to the 2011 Plan as a result of the Plan Amendment.

Securities Authorized for Issuance Under Equity Compensation Plans As of June 9, 2014

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	6,719,217	$4.12	—
Equity compensation plans not approved by security holders	—	—	—
Total	6,719,217	$4.12	—

(1)

Includes: (i) 3,259,187 restricted stock units (“RSUs”), of which 1,224,252 RSUs are subject to potential future vesting and issuance during the period 2015-2019 under our Performance Long Term Incentive Plan (which is included as part of our 2011 Plan) and (ii) 2,449,175 shares of Common Stock underlying options previously granted under our Amended and Restated 2001 Incentive Plan, which are still exercisable despite the fact that such plan expired July 2011.

(2)	Weighted-average exercise price does not include RSUs.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” TO APPROVE AN AMENDMENT TO THE COMPANY’S 2011 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE 2011 PLAN FROM 6,800,000 TO 8,800,000.

OTHER INFORMATION

Proxy Solicitation

All costs of solicitation of proxies will be borne by us. In addition to solicitation by mail, our officers and regular employees may solicit proxies personally or by telephone. We do not intend to utilize a paid solicitation agent.

Proxies

A stockholder may revoke his, her or its proxy at any time prior to its use by giving written notice to our Secretary, by executing a revised proxy at a later date or by attending the Meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the Meeting in accordance with the specifications made thereon or, in the absence of such specifications in accordance with the recommendations of our Board.

Securities Outstanding; Votes Required

As of the close of business on the Record Date there were 48,450,277 shares of Common Stock outstanding. As of the Record Date, 2,709,300 shares of Series A preferred stock were issued or outstanding. Stockholders are entitled to one vote for each share of Common Stock owned. The affirmative vote of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, is required for approval of the proposals. Shares of the Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the Meeting, regardless of how or whether such shares are voted on any specific proposal.

Other Business

Our Board knows of no other matter to be presented at the Meeting. If any additional matter should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters.

Beneficial Ownership of Principal Stockholders, Officers and Directors

The following table sets forth, as of the Record Date, by: (i) each of our directors, (ii) all persons who, to our knowledge, are the beneficial owners of more than 5% of the outstanding shares of common stock, (iii) each of the executive officers, and (iv) all of our directors and executive officers, as a group. Each person named in this table has sole investment power and sole voting power with respect to the shares of common stock set forth opposite such person’s name, except as otherwise indicated. Unless otherwise indicated, the address for each person listed below is in care of BioDelivery Sciences International, Inc., 801 Corporate Center Drive, Suite #210, Raleigh, NC 27607.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class as of June 9, 2014(1)
Federated Investors Inc.(2)	5,583,000	11.52%
Deerfield Management Co/NY(3)	4,557,060	9.41%
Broadfin Capital, LLC(4)	3,472,054	7.17%
Baker Brothers Life Sciences, L.P.(5)	2,560,005	5.28%
FMR LLC(6)	3,045,583	6.29%
Adage Capital Partners GP LLC(7)	2,750,000	5.68%
Hopkins Capital Group II, LLC(8)	2,375,490	4.90%
Frank E. O’Donnell, Jr., M.D.(9)	2,727,606	5.60%
Mark A. Sirgo, Pharm.D.(10)	1,892,565	3.83%
Ernest R. De Paolantonio, CPA MBA(11)	1,000	*
Andrew L. Finn, Pharm.D.(12)	976,101	2.00%
William B. Stone(13)	278,175	*
John J. Shea(14)	25,805	*
William S. Poole(15)	276,660	*
Samuel P. Sears, Jr(16)	37,216	*
Thomas W. D’Alonzo (17)	90,625	*
All Directors and Officers as a group (9 persons)	6,305,753	12.47%

*	Less than 1%
(1)	Based on 48,450,277 shares of common stock outstanding as of June 9, 2014 and shares beneficially owned by the referenced parties as described below.
(2)	Based on 13G filed with the SEC on March 10, 2014 by Federated Investors Inc.
(3)

Based on a Schedule 13G/A filed with the SEC on February 14, 2014 and registered direct offering participation on February 10, 2014 by Deerfield Management Co./NY (which was updated via Form 13F on March 31, 2014) who has shared voting and investment power over the shares held. Includes 3,986,760 shares of our common stock and 570,300 shares of Series A Preferred stock, which shares are owned by Deerfield Special Situations Funds, L.P., Deerfield Special Situations International Master Fund, L.P. and Deerfield Partners, L.P.

(4)	Based on a Schedule 13G/A filed with the SEC on February 14, 2014 by Broadfin Capital, LLC who has shared voting and investment power over the shares held.
(5)

Based on a Schedule 13G/A filed with the SEC on February 14, 2014 (which was updated via Form 13F on March 31, 2014), Felix J. Baker and Julian C. Baker have voting and investment power over the shares held by Baker Brothers Life Sciences, L.P. Includes 421,005 shares of our common stock and up to a maximum potential of 2,139,000 shares of Series A Preferred stock, of which 184,686 shares are owned by 667, L.P. and 45,845 shares owned by 14159, L.P. The Series A Preferred is only exercisable to the extent that the holders thereof together with their affiliates would beneficially own, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, no more than 9.98% of the outstanding shares of Common Stock of the Issuer after exercise. As a result of this restriction, the number of shares that may be issued upon conversion of the Series A Preferred by the above holders may change depending upon changes in the outstanding shares.

(6)

FMR is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has the sole dispositive rights on the shares owned by various investment companies registered under Section 8 of the Investment Company Act of 1940, which owns 3,045,583 shares or 6.29%. The several investment companies each have the sole voting power to vote the shares owned by them.
(7)

Based on a Schedule 13G filed with the SEC on December 6, 2012 (which was updated via Form 13F on March 31, 2014), Adage Capital Partners GP, LLC who has shared voting and investment power over the shares held.

(8)	The address for Hopkins Capital Group II, LLC is 324 S Hyde Park, Suite 350, Tampa, FL. 33606.
(9)

Dr. O’Donnell is our Executive Chairman of the Board and a Director. Includes the shares owned by Hopkins Capital Group II, LLC, as to which Dr. O’Donnell disclaims beneficial interest (see note 8). Excludes 167,500 shares owned by The Francis E. O’Donnell, Jr. Irrevocable Trust #1, of which Dr. O’Donnell’s sister, Kathleen O’Donnell, is trustee, and as to which Dr. O’Donnell disclaims beneficial interest. In addition, this number includes 97,116 shares owned personally by Dr. O’Donnell and options to purchase 255,000 shares of our common stock, all of which is currently exercisable. Does not include 140,000 shares of unvested RSUs which vest one half February 2015 and the remaining half February 2016. Does not include 145,256 shares of unvested RSUs which vest in thirds, beginning February 2015. Also does not include 185,418 shares of unvested RSUs potentially issuable under our LTIP if certain pre-determined company revenue targets are achieved. Dr. O’Donnell’s address is 865 Longboat Club Road, Longboat Key FL. 34228.

(10)

Includes 914,955 shares owned by Dr. Sirgo, our President and Chief Executive Officer. Includes options to purchase 977,610 shares of common stock, all of which are currently exercisable. Excludes options to purchase 15,141 shares of common stock which are not currently exercisable. Does not include 280,000 shares of unvested RSUs which vest one half February 2015 and the remaining half February 2016. Does not include 290,511 shares of unvested RSUs which vest in thirds, beginning February 2015. Also does not include 369,849 unvested RSUs potentially issuable under our LTIP if certain pre-determined company revenue targets are achieved. Dr. Sirgo’s address is 606 Wayne Drive, Raleigh, NC. 27609.

(11)

Mr. De Paolantonio is our Chief Financial Officer and Secretary. Includes 1,000 shares owned by Mr. De Paolantonio. Excludes options to purchase 55,659 shares of common stock which are not currently exercisable. Does not include 25,598 shares of unvested RSUs which vest in thirds, beginning February 2015. Mr. De Paolantonio’s address is 3478 Renaissance Park Place Cary, NC. 27513.

(12)

Dr. Finn is our Executive Vice President of Clinical Development and Regulatory Affairs. Includes 661,064 shares owned by Dr. Finn. Includes options to purchase 315,037 shares of common stock, all of which are currently exercisable. Excludes options to purchase 10,389 shares of common stock which are not currently exercisable. Does not include 107,067 shares of unvested RSUs which vest one half February 2015 and the remaining half February 2016. Does not include 153,387 shares of unvested RSUs which vest in thirds, beginning February 2015. Also does not include 133,146 unvested RSUs potentially issuable under our LTIP if certain pre-determined company revenue targets are achieved. Dr. Finn’s address is 3104 Raymond Street, Raleigh, NC. 27607.

(13)

Mr. Stone is a Director. Includes 63,175 shares owned and options to purchase 215,000 shares of our common stock, all of which are currently exercisable. Does not include 15,000 shares of unvested RSUs which will vest August 2014. Mr. Stone’s address is 11120 Geyer Downs Lane, Frontenac MO. 63131.

(14)

Mr. Shea is a Director. Includes 13,305 shares owned and options to purchase 12,500 shares of our common stock, all of which are currently exercisable. Does not include 10,000 shares of unvested RSUs which will vest August 2014. Mr. Shea’s address is 290 Wax Myrtle Trail, Southern Shores, NC. 27949.

(15)

Mr. Poole is a Director and will retire from the Board effective as of the conclusion of the Meeting. Includes 19,160 shares owned and options to purchase 257,500 shares of our common stock, all of which are currently exercisable. Does not include 10,000 shares of unvested RSUs which will vest August 2014. Mr. Poole’s address is 7813 Hardwick Drive, Raleigh, NC. 27615.

(16)

Mr. Sears is a Director. Includes 19,853 shares owned and options to purchase 17,363 shares of our common stock, all of which are currently exercisable. Does not include 10,000 shares of unvested RSUs which will vest August 2014. Mr. Sears’ address is 1 Fieldstone Drive, Winchester, MA. 01890.

(17)

Mr. D’Alonzo is a Director. Includes 25,625 shares owned and options to purchase 65,000 shares of our common stock, all of which are currently exercisable. Does not include 10,000 shares of unvested RSUs which will vest August 2014. Mr. D’Alonzo’s address is 908 Vance St, Raleigh, NC. 27608.

Certain Relationships and Related Transactions

As of December 31, 2001, our Board appointed an audit committee consisting of independent directors. This committee, among other duties, is charged to review, and if appropriate, ratify all agreements and transactions which had been entered into with related parties, as well as review and ratify all future related party transactions. From time to time, after compliance with our internal policies and procedures, we have entered into related party contracts, some of which were amended subsequently in accordance with the same policies and procedures.

As a matter of corporate governance policy, we have not and will not make loans to officers or loan guarantees available to “promoters” as that term is commonly understood by the SEC and state securities authorities. Our present Board includes five independent directors which constitute a majority as required by NASDAQ Stock Market rules. We believe that our current directors William B. Stone, John J. Shea, William S. Poole, Samuel P. Sears, Jr. and Thomas W. D’Alonzo qualify as independent directors for NASDAQ Stock Market purposes.

All future transactions between us and our officers, directors or five percent stockholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

To the best of our knowledge, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

Deadline for Submission of Stockholder Proposals for 2015 Annual Meeting of Stockholders

Stockholders may present proposals intended for inclusion in our proxy statement for our 2015 Annual Meeting of Stockholders provided that such proposals are received by the Secretary of the Company in accordance with the time schedules set forth in, and otherwise in compliance with, applicable SEC regulations, and the Company’s Amended and Restated Bylaws, as applicable. Proposals submitted not in accordance with such regulations will be deemed untimely or otherwise deficient; however, the Company will have discretionary authority to include such proposals in the 2015 Proxy Statement.

Stockholder Communications

Stockholders wishing to communicate with the Board may direct such communications to the Board c/o the Company, Attn: Ernest R. De Paolantonio. Mr. De Paolantonio will present a summary of all stockholder communications to the Board at subsequent Board meetings. The directors will have the opportunity to review the actual communications at their discretion.

Additional Information

Accompanying this Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2013. Such Report constitutes the Company’s Annual Report to its Stockholders for purposes of Rule 14a-3 under the Exchange Act. Such Report includes our audited financial statements for the fiscal year ended December 31, 2013 and certain other financial information, which is incorporated by reference herein. We are subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available on the SEC’s website at www.sec.gov. Stockholders who have questions in regard to any aspect of the matters discussed in this Proxy Statement should contact Ernest R. De Paolantonio, Chief Financial Officer of the Company, at (919) 582-9050.

ANNEX A

AMENDMENT NO. 2

TO

BIODELIVERY SCIENCES INTERNATIONAL, INC.

2011 EQUITY INCENTIVE PLAN

Pursuant to Section 14 of the 2011 Equity Incentive Plan (the “Plan”) of BioDelivery Sciences International, Inc. (the “Company”), the Board of Directors of the Company has duly adopted a resolution, conditioned upon approval by the stockholders of the Company, approving this Amendment No. 2 to the Plan to increase the total number of shares of common stock, par value $.001 per share, of the Company (the “Common Stock”) reserved and available for issuance under the Plan as follows:

1. Section 5(b) of the Plan is hereby amended to read in its entirety as follows:

“(b) Subject to Sections 3, 11 and 12 of this Plan, the Committee is authorized to deliver under this Plan an aggregate of Eight Million Eight Hundred Thousand (8,800,000) Common Shares. Each Common Share subject to an Option or a Stock Appreciation Right will reduce the number of Common Shares available for issuance by one share, and each Common Share underlying an Award of Restricted Stock, Restricted Stock Units, Stock Bonus Awards and Performance Compensation Awards will reduce the number of Common Shares available for issuance by 1.15 shares.”

2. All other terms and provisions of the Plan shall remain unchanged and in full force and effect as written.

3. A majority in voting interest of the stockholders present in person or by proxy and entitled to vote at the meeting of stockholders at which this Amendment No. 2 was considered, has duly approved this Amendment No. 2 to the Plan.

A-1

IN WITNESS WHEREOF, this Amendment No. 2 to the Plan is made effective this      day of                      , 2014.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:
Name: Title:

A-2

PROXY

BioDelivery Sciences International, Inc.

801 Corporate Center Drive, Suite #210

Raleigh, North Carolina 27607

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED HEREBY APPOINTS MARK A. SIRGO AND ERNEST R. DE PAOLANTONIO, AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL THE SHARES OF COMMON STOCK OF BIODELIVERY SCIENCES INTERNATIONAL, INC. HELD OF RECORD BY THE UNDERSIGNED ON JUNE 9, 2014, AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JULY 17, 2014, OR ANY ADJOURNMENT THEREOF.

1. Reelection of William B. Stone as a Class III director, to hold office until the 2017 Annual Meeting of Stockholders or until his successor is elected and qualified or until his earlier resignation or removal.

[    ] FOR THE NOMINEE

[    ] WITHHOLD AUTHORITY FOR THE NOMINEE

2. To ratify the appointment by the Audit Committee of the Company’s Board of Directors of Cherry Bekaert LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3. To approve an amendment to the Company’s 2011 Equity Incentive Plan to, among other matters, increase the number of shares of Common Stock authorized for issuance under the 2011 Plan from 6,800,000 to 8,800,000.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

4. In their discretion, upon the transaction of any other matters which may properly come before the meeting or any adjournment thereof.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

The shares represented by this proxy, when properly executed, will be voted as specified by the undersigned stockholder(s). If this card contains no specific voting instructions, the shares will be voted FOR each of the proposals described on this card.

Signature of Stockholder(s)

Date

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.